Exhibit 10.1

ASSET PURCHASE AGREEMENT

among

STERLING TRUST COMPANY,

UNITED WESTERN BANCORP, INC.,

EQUITY TRUST COMPANY,

and

STERLING ADMINISTRATIVE SERVICES, LLC

As of  April 7, 2009

TABLE OF CONTENTS

- i -

- ii -

- iii -

INDEX OF DEFINED TERMS

Acquired Business	44	Excluded Assets	9
Action	20	Excluded Business	1
Additional Documents	49	Expenses	4
Administrative Services Amendment	29	Final Deposit Amount	13
Affiliate	1	Final Statement	13
Agreement	1	Financial Statements	19
Applicable Law	2	Financing Documents	4
Applicable Requirements	2	GAAP	4
Assumed Liabilities	10	Good Faith Deposit	47
Business Day	2	Governmental Consents	48
Buyer Ancillary Documents	31	Governmental Entity	4
Buyer Disclosure Schedule	30	Indebtedness	4
Buyer Financial statements	32	Indemnified Party	52
Buyer Indemnified Parties	50	Indemnifying Party	52
Buyer Losses	51	Intellectual Property	4
Buyer, Buyers	1	IRA Amendment	28
Closing	46	Knowledge of Buyers	5
Closing Date	46	Knowledge of Sellers	5
COBRA	2	Leased Real Property	5
Code	2	Lien	5
Competitive Activities	2	Material Adverse Effect	5
Computer Systems	2	Material Contracts	5
Contract	2	Material Referral Source	27
Core representations	49	Material Referral Sources	27
Credit Agreement	47	Materiality Qualifiers	52
Custodial Account	2	Measurement Period	6
Custodial Agreements	2	Most Recent Balance Sheet	19
Custodial Assets	2	Net Working Capital	6
Custodial Deposits	3	Non-Traditional Assets	6
Custodial File	3	Ordinary Course of Business	6
Custodial Rights	3	Organizational Documents	6
Customer-Related Bank Accounts	9	Parent	1
Damages	50	Party, Parties	1
Delinquent Payable	3	Permits	6
Deposit Benchmark	13	Permitted Liens	6
Deposits Auditor	13	Person	6
Disclosure Schedule	17	Post-Closing Tax Period	6
Drop Dead Date	54	Pre-Closing Tax Period	6
Employee benefit Plan	3	Purchase Price	12
Equity Trust	1	Purchased Assets	8
ERISA	3	QP Admin Services Agreements	29
ERISA Affiliate	3	QP Consent Deadline	39
ERISA Affiliate Plan	3	QP Custodial Account Amendment	28
Estimate Certificate	13	QP Custodial Agreements	28
Estimated Deposit Amount	13	QP Deposit Amount	7
Estimated Net Working Capital Amount	14	QP Revenue Amount	7
Estimated Purchase Price	13	Qualified Plan Consent	29

- iv -

Real Property Lease	7	Subaccounting Agreement	46
Restricted Contract	12	Subject Business	43
Retained Liabilities	11	Tax Return	8
S.P.A.R.K.	8	Tax, Taxes	7
S.P.A.R.K. Representation	7	TDOB	18
SDDOB	32	Texas Admin	1
Seller	1	Transfer Instructions	8
Seller Ancillary Documents	17	Transfer Taxes	45
Seller Benefit Plan	7	Transferred Business	1
Seller Financing	7	Transferred Employees	41
Seller Indemnified Parties	51	Transitional Services	46
Seller Intellectual Property	7	True-up Purchase Price	14
Seller Losses	52	WARN	27
Seller Permits	21	Working Capital Auditor	15
Shrink Wrap Licenses	7	Working Capital Benchmark	14
Software Programs	7	Working Capital Statement	15
Straddle Tax Period	7

- v -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 7, 2009, is made and entered into by and among Sterling Trust Company, a trust company organized under the laws of the State of Texas ("Seller"), United Western Bancorp, Inc., a Colorado corporation ("Parent"), Equity Trust Company, a South Dakota trust company ("Equity Trust"), and Sterling Administrative Services, LLC, a Texas limited liability company ("Texas Admin").  ETC and Texas Admin are sometimes individually referred to herein as a "Buyer" and collectively as "Buyers."  Seller, the Parent and Buyers are sometimes individually referred to herein as a "Party" and collectively as the "Parties."

A.           Seller is in the business of providing custody and administration services for self-directed individual retirement accounts and qualified retirement plan accounts (the "Transferred Business"), as well as the business of providing escrow and paying agent services (the "Excluded Business").

B.           Parent owns, indirectly through wholly owned subsidiaries, all of the issued and outstanding capital stock of Seller and will receive a substantial benefit if the transactions contemplated by this Agreement are consummated, and Buyers are unwilling to enter into this Agreement without the agreements of Parent set forth herein.

C.           Subject to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell, and Buyers desire to purchase, all of Seller's right, title and interest in and to substantially all of the assets of Seller, and Buyers propose to assume certain specified liabilities and obligations of Seller relating to the Transferred Business.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the terms set forth in this Article I will have the meanings ascribed to such terms in this Article I when used herein with initial capital letters.  Other terms, when used herein with initial capital letters, shall have the meanings ascribed to such terms on the applicable page noted in the index of defined terms contained in this Agreement.

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, "control," "controlled" and "controlling" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

"Applicable Law" means all applicable United States, foreign, federal, provincial, state or local laws (including common law), statutes, treaties, judicial decisions, regulations, rules, judgments, orders, decrees, injunctions and agreements with any Governmental Entity.

"Applicable Requirements" means, with respect to Seller (i) all applicable requirements of Applicable Law relating to the Purchased Assets and the servicing of the Custodial Accounts or otherwise applicable to Seller; (ii) all contractual obligations of Seller with respect to Custodial Rights, as set forth in the Custodial Agreements and (iii) all of Seller's custodial and compliance policies and procedures (a correct and complete description of which Seller has previously made available to Buyers).

"Business Day" means a day on which banks are authorized to conduct business in Cleveland, Ohio, but not including any Saturday or Sunday.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

"Code" means the Internal Revenue Code of 1986, as amended.

"Competitive Activities" mean (i) acting as a custodian or trustee for self-directed individual retirement accounts in which customers have the ability to invest through such accounts in Non-Traditional Assets or (ii) acting as custodian for or administrator of retirement plans qualified or intended to be qualified under Section 401(a) of the Code ("qualified retirement plans"), in each case conducted throughout the United States of America and Canada.

"Computer Systems" means any computer systems used by or for the benefit of the Transferred Business, and including (i) computer hardware and peripherals, telecommunications equipment and infrastructure and any other information technology related plant and equipment; and (ii) the documentation and data entered into such computer systems.

"Contract" means any contract, agreement, contract right, license agreement, franchise right or agreement, outstanding purchase or sale order, or binding quotation or executory commitment, arrangement or understanding, whether written or oral.

"Custodial Accounts" means the individual retirement accounts, qualified retirement plans and other personal custodial accounts that are held by Seller as custodian or administered by Seller in connection with the Transferred Business and that are created pursuant to the Custodial Agreements.

"Custodial Agreements" means the following Contracts between Seller and its customers, including all related forms, terms and conditions: (i) "Terms of Sterling Trust Company Individual Retirement Custodial Account;" (ii) "Terms of Sterling Trust Company SIMPLE Individual Retirement Custodial Account;" (iii) "Custodial Account Agreement Without Investment Advice;" and (iv) "Administrative Services Agreement for Qualified Plans."

"Custodial Assets" means all assets, tangible and intangible, held by Seller as custodian on behalf of customers in connection with the Transferred Business.

"Custodial Deposits" means all cash held by Seller as custodian on behalf of customers in connection with the Transferred Business.

"Custodial File" means, for each Custodial Account, copies of the applicable Custodial Agreement, as executed by the applicable customer, and all other documents, files and other items related thereto required to be maintained by the custodian pursuant to the Applicable Requirements.

"Custodial Rights" means all right, title and interest of Seller in and to (i) the right to perform custodial services under the Custodial Agreements, including the right to receive the fees and other income thereunder and the right to be custodian of all Custodial Assets, (ii) the related custodial obligations as specified in each Custodial Agreement, but excluding any obligation that is a Retained Liability, (iii) the right of ownership, possession, control and use of any and all Custodial Files pertaining to performing custodial services as provided in the Custodial Agreements, and (iv) all other rights, powers and privileges of Seller as the custodian under the Custodial Agreements as expressly set forth therein or as deemed pursuant the Applicable Requirements.

"Delinquent Payable" means any account payable that remains unpaid more than 30 days from its due date.

"Employee Benefit Plan" means with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under Applicable Law that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, stock purchase, stock option and other equity compensation plan; each "welfare" plan (within the meaning of Section 3(1) of ERISA determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); and each severance, retention or change of control plan or agreement, health, supplemental unemployment benefit, hospitalization insurance, medical, dental, or life insurance, disability insurance, legal services and each other employee benefit plan, fund, program, agreement or arrangement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any Person that, together with Seller, would be deemed a "single employer" within the meaning of Section 414 of the Code.

"ERISA Affiliate Plan" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions or provide benefits at any time.

"Expenses" means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other transactions contemplated hereby, including expenses related to the solicitation of governmental approvals and required third party consents and all other matters related to the other transactions contemplated hereby.

"Financing Documents" means the Credit Agreement and the agreements, documents, schedules and other instruments to be delivered at the Closing pursuant thereto, substantially in the forms attached as exhibits (or otherwise attached) to the form of Credit Agreement attached hereto as Exhibit F or, if no such forms are attached, in form and substance reasonably satisfactory to Buyers and Seller.

"GAAP" means generally accepted accounting principles as in effect in the United States, consistently applied.

"Governmental Entity" means any U.S., foreign, federal, state, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, commission or instrumentality constituted or appointed by any such authority.

"Indebtedness" means any of the following: (i) any indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured, including all overdrafts and negative cash balances, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligations to pay the deferred purchase price of property or service not evidenced by trade accounts payable, (iv) any obligations as lessee under capitalized leases in accordance with GAAP, (v) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vi) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (vii) all off-balance sheet financings, including synthetic leases and project financings, (viii) all unearned income and all income recorded on the books and records for services not yet rendered, (ix) all liability with respect to interest rate swaps, collars, caps and similar hedging obligations, (x) any indebtedness or other obligations (including any unpaid dividends, distributions or compensation) due to Seller or any of its Affiliates, (xi) any guaranty of any of the foregoing, and (xii) accrued and unpaid interest on, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge of, any such foregoing obligation.

"Intellectual Property"  means all intellectual property, including all patents and patent applications and any reissues, revisions, extensions, divisions, continuations, continuations-in-part and re-examinations thereof; statutory or common law copyrights and any renewals thereof; trademarks, trade names, service marks, and all goodwill associated therewith; domain names; all registrations and applications for any of the foregoing; software; design rights; and trade secrets and confidential business information (including all data and information, know-how, ideas, developments, drawings, specifications, bills of material, proprietary molds, methods, processes, techniques, formulae, compositions, vendor lists, customer lists, pricing and cost information, marketing information and plans, sales and promotional materials, and business plans).

"Knowledge of Seller" means all facts known by any of the officers or directors of Seller who are listed on Schedule 1.1(a) after due inquiry of the reporting persons listed on Schedule 1.1(a).

"Knowledge of Buyers" means all facts known by any of the officers or directors of Buyers who are listed on Schedule 1.1(b) after due inquiry of the reporting persons listed on Schedule 1.1(b).

"Leased Real Property" means the premises leased pursuant to the Real Property Leases.

"Lien" means, with respect to any property or asset, any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.  For the purposes of this Agreement, a Person shall be deemed to own a property or asset that is subject to a Lien if it has acquired or holds such property or asset subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

"Material Adverse Effect" means, with respect to any Person, any state of facts, change, event, effect or occurrence that is or is reasonably likely to, individually or in the aggregate with all other states of fact, changes, events, effects or occurrences, (i) be materially adverse to the business, financial condition, or results of operations, of such Person, together with all subsidiaries of such Person, taken as a whole, or (ii) prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include effects resulting from (a) changes, effects, events, occurrences or circumstances that generally affect the United States or the global economy or the industry in which such Person operates, except to the extent such changes, effects, events, occurrences or circumstances have a disproportionate impact on such Person relative to other participants in the industries in which such Person operates, (b) the execution, delivery or the announcement of this Agreement or the announcement of the transactions contemplated hereby, (c) changes in GAAP, except to the extent such changes have a disproportionate impact on such Person relative to other participants in the industry in which such Person operates, (d) changes in Applicable Law or interpretations thereof by a Governmental Entity, (e) effects or events caused by or resulting from the taking of any action required or permitted by this Agreement or approved in writing by the Parties or (f) any outbreak or material escalation of hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located (other than any such outbreak, escalation or act that renders unusable any facility or property of such Person); provided, further, that a Material Adverse Effect shall include any Action instituted or commenced against Seller on or after the date hereof, whether or not covered by insurance, in connection with the Transferred Business that seeks or sought damages in excess of $3,000,000 or that is reasonably likely to involve payment by Seller or its insurer of an amount in excess of $3,000,000.

    "Material Contracts" means (i) those Contracts identified or required to be identified in Section 4.14(a) of the Disclosure Schedule and (ii) those Contracts that would be required to be identified in Section 4.14(a) of the Disclosure Schedule if they had been in existence or entered into on or prior to the date hereof.

"Measurement Period" means the period beginning on the 31st calendar days preceding the Closing Date and ending on the Business Day immediately preceding the Closing Date.

"Net Working Capital" means the difference between (i) the aggregate amount of the current assets of the type set forth on Schedule 3.5 and (ii) the aggregate amount of the current liabilities of the type set forth on Schedule 3.5, as of 11:59 p.m., eastern standard time, on the day immediately preceding the Closing Date, in each case to the extent such assets and liabilities constitute part of the Purchased Assets or Assumed Liabilities, as the case may be.

"Non-Traditional Assets" mean assets other than publicly traded securities, certificates of deposits, money market accounts or obligations of the United States or any government sponsored agencies.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

"Organizational Documents" means, with respect to any corporation, the articles or certificate of incorporation, as applicable, and the bylaws or code of regulations, as applicable, of such corporation; with respect to any limited liability company, the articles of organization and the limited liability company agreement or operating agreement, as applicable, of such limited liability company.

"Permits" means all permits (including environmental, construction and operation permits), notifications, licenses, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor issued by, or submitted to, any Governmental Entity.

"Permitted Liens" means (i) Liens for Taxes not yet due and payable; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent; or (iii) Liens associated with original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

"Pre-Closing Tax Period" means any Tax period beginning prior to the Closing Date and ending on or before the Closing Date and the portion of any Straddle Tax Period beginning before the Closing Date and ending on the Closing Date.

"Post-Closing Tax Period" means any Tax period that begins after the Closing Date and the portion of any Straddle Tax Period beginning after the Closing Date and ending at the end of such Straddle Tax Period.

"QP Deposit Amount" means, with respect to any customer that is a party to a QP Custodial Agreement, the dollar amount as of the Closing of all cash held by Seller as custodian on behalf of such customer.

"QP Revenue Amount" means, with respect to any customer that is a party to a QP Admin Services Agreement, the aggregate amount of revenue generated by Seller during the year ended December 31, 2008 from such customer.

"Real Property Leases" means that certain Lease Agreement, dated July 1, 2006, by and between Sterling Trust Company and WSW Bridgeview, L.P., and that certain Lease Agreement, dated March 15, 2005, by and between Sterling Trust Company and Swanson Realty, Ltd. as amended by the First Amendment to Lease Agreement, dated April 1, 2007, by and between Sterling Trust Company and Specialty Property, Ltd.

"Seller Benefit Plan" means each Employee Benefit Plan that is sponsored or maintained or required to be sponsored or maintained at any time by Seller, Parent or any of their Affiliates or to which Seller, Parent or any of their Affiliates makes or has made, or has or has had an obligation to make, contributions or provide benefits at any time and under which any current or former employee, director, officer, consultant, independent contractor, contingent worker or leased employee of Seller or a dependent of any of them is or was entitled to any compensation or benefits as a result of service to Seller or any ERISA Affiliate.

"Seller Financing" means the financing by Seller of a portion of the Purchase Price pursuant to the Financing Documents.

"Seller Intellectual Property" means all Intellectual Property owned, used or held for use in connection with the Transferred Business.

"Shrink Wrap Licenses" means standard "shrink wrap" or "point and click" type licenses or Contracts relating to Software Programs used by the Transferred Business.

"Software Programs" means all computer software programs, including all computer security or programming software, in their current version, used by or for the benefit of the Transferred Business.

"S.P.A.R.K. Representation" means the representations and warranties of Seller and Parent set forth in the last sentence of Section 4.15(d), but only as they relate to the S.P.A.R.K. computer system.

"Straddle Tax Period" means any Tax period that begins before the Closing Date and ends after the Closing Date.

"Tax" and "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind, whether disputed or not, and any charges, interest or penalties imposed by any Governmental

Entity and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

"Tax Return" means any report, return, declaration claim for refund or other information in connection with Taxes, including estimated returns, amended returns and reports of every kind with respect to Taxes and including any schedule or attachment thereto.

"Transfer Instructions" means the instructions set forth in Exhibit A hereto detailing the procedures pursuant to which Seller shall effect the transfer of the Custodial Assets, Custodial Rights, Custodial Files and other documents, reports and files to Buyers.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, assign, transfer and deliver to the applicable Buyer designated by ETC all right, title and interest of Seller in and to, and Buyers shall purchase, accept and receive, all assets, properties and rights (contractual or otherwise) and business of every kind and description, wherever located, personal or mixed, tangible or intangible, owned, held or used by Seller as the same shall exist on the Closing Date, including all of the assets shown on the Most Recent Balance Sheet and not disposed of in the Ordinary Course of Business after the date thereof, and all of the assets of Seller related principally to the Transferred Business acquired by Seller on or after the date hereof, but excluding the Excluded Assets (all such assets, properties and rights, excluding the Excluded Assets, collectively referred to herein as the "Purchased Assets").  The Purchased Assets include:

(a) All equipment, Computer Systems (including the Sterling Processing and Record Keeping ("S.P.A.R.K.") computer system), furniture, data and telephone equipment supplies, and other tangible personal property of Seller, including the personal property listed on Schedule 2.1(a) (other than any such listed personal property disposed of in the Ordinary Course of Business);

(b) The Permits held by or issued to Seller that are listed on Schedule 2.1(b).

(c) All Seller Intellectual Property held by Seller, including all software and source code related to the S.P.A.R.K. computer system and all other Seller Intellectual Property listed on Schedule 2.1(c);

(d) All Custodial Rights and all other claims and rights under the Custodial Agreements and under all other Contracts to which Seller is a party, including the Real Property Leases and the Contracts listed on Schedule 2.1(d);

(e) All accounts receivable and notes receivable, deposits, prepaid expenses and other miscellaneous tangible and intangible assets of Seller, including accounts receivable listed on Section 4.20(a) of the Disclosure Schedule (subject to changes therein since the date of the Most Recent Balance Sheet in the Ordinary Course of Business);

(f) All information, files, correspondence, records, data, plans, reports and recorded knowledge of Seller, including all Custodial Files and other customer, vendor, and price and mailing lists; and all other information and records related to the operation and maintenance of the Transferred Business and/or the Purchased Assets, in whatever media retained or stored, including computer programs and disks;

(g) The bank accounts of Seller used for Customer Deposits, which are set forth on Schedule 2.1(g) (the "Customer-Related Bank Accounts");

(h) The name "Sterling Trust Company" and any related or derivative trade names or trade marks;

(i) All goodwill of Seller; and

(j) All other assets, properties and rights of Seller that are listed on Schedule 2.1(j).

2.2 Excluded Assets.  Notwithstanding anything to the contrary set forth in this Agreement, the Purchased Assets do not include the following assets, properties and rights of Seller (collectively, the "Excluded Assets"):

(a) The tangible property and assets of Seller set forth on Schedule 2.2(a), and all intangible assets, claims and rights of Seller that principally relate to the Excluded Business, including (i) any accounts receivable, notes receivable, deposits and prepaid expenses principally relating to the Excluded Business, (ii) all goodwill associated with the Excluded Business, and (iii) all rights under Contracts principally relating to the Excluded Business, including the intangible assets listed on Schedule 2.2(a);

(b) Any cash or other assets held by Seller as custodian, trustee or otherwise on behalf of customers of the Excluded Business;

(c) Any positive cash balances, cash equivalents (other than accounts receivables) or marketable securities of Seller (which, for the avoidance of doubt, does not include any Custodial Deposits);

(d) All ownership and other rights with respect to any Seller Benefit Plan;

(e) All Permits held by or issued to Seller that are not listed on Schedule 2.1(b);

(f) The charter documents, minute books, stock ledgers, accounting books and records, Tax Returns, books of account and other constituent records relating to the corporate organization of Seller;

(g) The rights that accrue to Parent and Seller under this Agreement;

(h) Any equity interests in any Person;

(i) All causes of actions, judgments, claims or demands of whatever kind or description that Seller has or may have against any Person;

(j) All bank accounts of Seller other than the Customer-Related Bank Accounts, including the bank accounts set forth on Schedule 2.2(j);

(k) Any income Tax refunds that relate to Taxes incurred with respect to the Purchased Assets and that are allocable to a Pre-Closing Tax Period;

(l) All assets of Seller related principally to the Excluded Business that are acquired in the Ordinary Course of Business on or after the date hereof; and

(m) Those assets, properties and rights set forth on Schedule 2.2(m).

2.3 Assumption of Certain Liabilities.

(a) At the Closing, Buyers shall only assume and agree to pay, discharge or perform, as appropriate, the liabilities and obligations of Seller existing as of the Closing Date (collectively, the "Assumed Liabilities") that:

(i) arise under the Contracts listed on Schedule 2.1(d) or under the Custodial Agreements, but only to the extent (i) such liabilities and obligations relate to Seller and the conduct of the Transferred Business, (ii) the rights (including all Custodial Rights) under such Custodial Agreements and Contracts are assigned to such Buyer (or such Buyer is provided the benefits thereof), (iii) such liabilities and obligations arise and are first required to be performed after the Closing or for which indemnification is required under Section 8.3(e) and (iv) with respect to liabilities and obligations under the terms of the Custodial Agreements, such liabilities and obligations are explicitly set forth in a form of Custodial Agreement that has been made available by Seller to Buyers prior to the Closing Date; or

(ii) constitute accounts payable or accrued expenses (or other current liabilities) that are reflected on the Working Capital Statement as finally determined pursuant to Section 3.5.

2.4 Liabilities Not Assumed.

(a) With the exception of the Assumed Liabilities, Buyers shall not, by the execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of Seller, Parent or any of3 their Affiliates, of any nature or kind, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, including any liability or obligation of Seller, Parent or any of their Affiliates:

(i) Relating to, resulting from or arising out of (A) the operation or ownership of the Transferred Business and the Purchased Assets on or prior to the Closing Date, (B) the operation or ownership of the Excluded Business and the other Excluded Assets, (C) without limiting the applicability of indemnification by Buyers under Sections 8.3(d) or 8.3(e), any claim for fraud, recklessness, negligence, breach of duty or other tortious act of Seller, whether or not covered by insurance, (D) Seller's performance or failure to perform its obligations as custodian under the Custodial Agreements or arising out of or in connection with any violation by Seller of the Applicable Requirements, (E) any Action against Seller that arose out of or relates to actions or omissions of Seller in its capacity as custodian under the Custodial Agreements during the period Seller acted as custodian, or (D) any former operation of Seller or Parent that has been discontinued or disposed of prior to the Closing;

(ii) For any Indebtedness of Seller (unless specifically included in current liabilities taken into account in the determination of Net Working Capital as finally determined pursuant to Section 3.5);

(iii) For any Taxes (unless specifically included in current liabilities taken into account in the determination of Net Working Capital as finally determined pursuant to Section 3.5);

(iv) To any current or former shareholder, director, consultant, employee or Affiliate of Seller or Parent;

(v) Relating to, resulting from or arising under any Seller Benefit Plan or ERISA Affiliate Plan, including any severance, retention or termination payments, any pension obligations and any COBRA obligations (whether or not triggered by the transactions contemplated by this Agreement); and

(vi) Any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Seller or Parent incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

All such liabilities and obligations other than the Assumed Liabilities are referred to herein as the "Retained Liabilities."

(b) Seller shall pay or otherwise satisfy in full, promptly when due, all Retained Liabilities.

(c) In the case of any Taxes with respect to the Purchased Assets that are imposed on a periodic basis over a Straddle Tax Period, the portion of such Tax that relates to the portion of the period up to and including the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period.

2.5 Certain Contracts.  Notwithstanding any other provision of this Agreement, the consummation of the transactions contemplated by this Agreement shall not constitute an assignment or an attempted assignment of any Contract if such assignment or attempted assignment, without the consent or approval of another party thereto, would constitute a breach or violation thereof.  If the assignment by Seller to Buyers of any Contract, including the QP Admin Services Agreement and any other Custodial Agreement, requires the consent or approval of a third party (a "Restricted Contract"), then such assignment shall be subject to such consent or approval being obtained.  Subject to Section 6.7(a), Seller shall use its commercially reasonable efforts to obtain the written consent or approval to the assignment to Buyers of each Restricted Contract.  If and to the extent that any such consent or approval is not obtained on or prior to the Closing Date, subject to Section 6.7(a), (a) each Party agrees to cooperate with the other Party to obtain such consent or approval until such time as it shall have been obtained, (b) until such consent or approval is obtained, the Parties agree to cooperate to provide Buyers the benefit under any such Restricted Contract,  including by entering into any reasonable arrangement (including subleasing or contracting if permitted) to provide the Parties the economic and operational equivalent of obtaining such consents and approvals and assigning such Restricted Contract, including enforcement for the benefit of Buyers of all claims or rights arising thereunder, and the performance by Buyers of the obligations thereunder on a prompt and punctual basis.

ARTICLE III
PURCHASE PRICE;
ADJUSTMENTS; ALLOCATIONS

3.1 Consideration.  Subject to the terms and conditions set forth in this Agreement, in consideration for the sale by Seller of the Purchased Assets, ETC or Texas Admin shall (a) assume and agree to perform and timely discharge the Assumed Liabilities and (b) pay to Seller the aggregate amount of $61,200,000 as adjusted pursuant to this Agreement (collectively, the "Purchase Price").  At the Closing, Buyers shall (x) pay to Seller, by wire transfer of immediately available funds to the account or accounts designated by Seller, an amount equal to 25% of the Estimated Purchase Price (as defined and determined pursuant to Section 3.4(a) hereof and as adjusted pursuant to Section 3.5(a) hereof) and (y) deliver the Financing Documents to be delivered at the Closing in accordance with the terms of the Credit Agreement, including a promissory note in original principal amount of 75% of the Estimated Purchase Price.

3.2 Purchase Price Allocation.  The Purchase Price (and all other capitalized costs) shall be allocated among the Purchased Assets and the Assumed Liabilities in the manner set forth on Schedule 3.2 and in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate).  Subject to the requirements of applicable Tax law or election, all Tax Returns and reports filed by Buyers and Seller (including, but not limited to Internal Revenue Service Form 8594) will be prepared consistently with such allocation.

3.3 Allocation of Certain Items.  Notwithstanding anything herein to the contrary, to the extent that a billing period for real estate taxes, personal property taxes, utilities, water or sewer charges relating to the real property leased pursuant to the Real Property Leases does not end on the Closing Date, Buyers shall only be responsible for such charges, if any, under the Real Property Leases for the days occurring after the Closing Date, and Seller shall be responsible for all such charges with respect to the period up to and including the Closing Date (to the extent such charges are not otherwise reflected on the Working Capital Statement as finally determined pursuant to Section 3.5).  Appropriate cash payments by Seller or Buyers, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 3.3.

3.4 Custodial Deposits Adjustment.

(a) At least two Business Days prior to the Closing Date, Seller shall deliver to Buyers a certificate (the "Estimate Certificate") setting forth, with supporting detail, Seller's good faith estimate of the average Business Day daily amount of Custodial Deposits held by Seller during the Measurement Period (the "Estimated Deposit Amount").  The "Estimated Purchase Price" shall be as follows:

(i) If the Estimated Deposit Amount is greater than or equal to $300,000,000 (the "Deposit Benchmark"), then the Estimated Purchase Price shall be $61,200,000.

(ii) If the Estimated Deposit Amount is less than the Deposit Benchmark, then the Estimated Purchase Price shall be $61,200,000 reduced by an amount equal to the product of (A) the difference of the Deposit Benchmark minus the Estimated Deposit Amount and (B) 0.2075.

(b) Not later than thirty days after the Closing Date, Buyers will prepare and deliver to Seller a statement (the "Final Statement") that sets forth in detail Buyers' determination of the average daily aggregate amount of Custodial Deposits held by Seller during the Measurement Period (the "Final Deposit Amount").  The Final Statement as delivered by Buyers shall be final and binding on the Parties unless, within 30 days after delivery thereof to Seller, Seller gives notice to Buyers of its objections, if any, setting forth in reasonable detail its basis for each objection.  If notice of objection is given, the Parties shall consult with each other with respect to the objection.  If the Parties are unable to reach agreement within 15 days after the notice of objection has been given, the objection subject to such disagreement may be submitted by either Party to the Chicago office of Grant Thornton LLP (or if Grant Thornton LLP cannot or is unwilling to serve in such capacity, a nationally recognized, independent public accounting firm selected by mutual agreement of Seller and Buyers, or if they cannot agree, selected by mutual agreement of the independent public accounting firms regularly used by Seller and Buyers in the conduct of their respective businesses) (the "Deposits Auditor").  The disagreement shall be determined by the Deposits Auditor on the basis of such procedures as the Deposits Auditor, in its sole judgment, deems applicable and appropriate, taking into account the nature of the issues, the amount(s) in dispute, and the respective positions asserted by the Parties and the terms of this Agreement.  The Deposits Auditor shall review the disputed matters and as promptly as practicable deliver to Seller and Buyers a statement in writing setting forth its determination as to the proper treatment of the items as to which there was disagreement, and such determination shall be final and binding upon the Parties to this Agreement.  It is the intention of the foregoing, among other things, that the scope of the review by the Deposits Auditor of any dispute between Buyers and Seller under this Section 3.4 be limited solely to the objections of Seller set forth in its notice of objection as provided in this Section 3.4(b), and such determination shall be within the range of the amounts proposed by Buyers and Seller.  In the event that Seller and Buyers submit any unresolved disputed issues to the Deposits Auditor, the fees and expenses of the Deposits Auditor shall be borne by Seller and Buyers on the basis of a determination by the Deposits Auditor as to whom (Buyers or Seller) was least correct (in net dollar terms) in its determination of the disputed items.

(c) Using the Final Deposit Amount as finally determined in accordance with Section 3.4(b), the Purchase Price shall be recalculated as follows (such recalculated Purchase Price, the "True-up Purchase Price"):

(i) If the Final Deposit Amount is greater than or equal to the Deposit Benchmark, then the True-up Purchase Price shall be $61,200,000.

(ii) If the Final Deposit Amount is less than the Deposit Benchmark, then the True-up Purchase Price shall be $61,200,000 reduced by an amount equal to the product of (A) the difference of the Deposit Benchmark minus the Final Deposit Amount and (B) 0.2075.

(d) If the True-up Purchase Price is equal to the Estimated Purchase Price, no further payments under this Section 3.4 are required.  If the True-up Purchase Price is less than the Estimated Purchase Price, then Seller shall pay the difference to Buyers by wire transfer of immediately available funds to an account or accounts designated by ETC within five Business Days following the determination of the final amounts pursuant to Section 3.4(b).  If the True-up Purchase Price is greater than the Estimated Purchase Price, then Buyers shall pay the difference to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller within five Business Days following the determination of the final amounts pursuant to Section 3.4(b).  For the avoidance of doubt, adjustments to the Purchase Price pursuant to this Section 3.4 shall affect the cash portion of the Purchase Price to be paid by Buyers and shall not affect the amount of the Seller Financing.

3.5 Working Capital Adjustment.

(a) At least two Business Days prior to the Closing Date, Seller shall deliver to Buyers a certificate substantially in the illustrative form attached hereto as Exhibit B setting forth in detail its good faith estimate of the amount of Net Working Capital (the "Estimated Net Working Capital Amount").

(i) If the Estimated Net Working Capital Amount is equal to $525,000 (the "Working Capital Benchmark"), then there shall be no adjustment to the Estimated Purchase Price.

(ii) If the Estimated Net Working Capital Amount is less than the Working Capital Benchmark, then the Estimated Purchase Price shall be decreased by an amount equal to such difference.

(iii) If the Estimated Net Working Capital Amount is greater than the Working Capital Benchmark, then the Estimated Purchase Price shall be increased by an amount equal to such difference.

(b) Buyers shall cause to be prepared in accordance with this Section 3.5 and deliver to Seller as promptly as practicable and in any event within 60 days after the Closing

Date a statement of Net Working Capital (the "Working Capital Statement").  The Working Capital Statement shall (x) be prepared in a manner consistent with the accounting policies and procedures used in the preparation of the balance sheets included in the Seller Financial Statements (provided that if any type of asset or liability to be included in Net Working Capital has not been previously accounted for in the preparation of the balance sheets included in the Seller Financial Statements, then the Working Capital Statement shall be prepared in accordance with GAAP with respect to such asset or liability), and (y) otherwise prepared substantially in accordance with Exhibit B.  Seller and its representatives shall be given access to those employees of Buyers responsible for preparing (or who otherwise have knowledge regarding the contents of) the Working Capital Statement and all books, records and other data of Buyers with respect to Seller and necessary for the purpose of reviewing the Working Capital Statement and the methodology used by Buyers in preparing the Working Capital Statement, subject to customary third party access letters and indemnification agreements.

(c) The Working Capital Statement as delivered by Buyers shall be final and binding on the Parties to this Agreement unless, within 30 days after delivery thereof to Seller, Seller gives notice to Buyers of its objections, if any, setting forth in reasonable detail its basis for each objection.  If notice of objection is given, the Parties shall consult with each other with respect to the objection.  If the Parties are unable to reach agreement within 15 days after the notice of objection has been given, the objection subject to such disagreement may be submitted by either Party to the Chicago office of Grant Thornton LLP (or if Grant Thornton LLP cannot or is unwilling to serve in such capacity, a nationally recognized, independent public accounting firm selected by mutual agreement of Seller and Buyers, or if they cannot agree, selected by mutual agreement of the independent public accounting firms regularly used by Seller and Buyers in the conduct of their respective businesses) (the "Working Capital Auditor"), as experts and not arbitrators.   The disagreement shall be determined by the Working Capital Auditor on the basis of such procedures as the Working Capital Auditor, in its sole judgment, deems applicable and appropriate, taking into account the nature of the issues, the amount(s) in dispute, and the respective positions asserted by the Parties and the terms of this Agreement.  The Working Capital Auditor shall review the disputed matters and as promptly as practicable deliver to Seller and Buyers a statement in writing setting forth its determination as to the proper treatment of the items as to which there was disagreement, and such determination shall be final and binding upon the Parties to this Agreement.  It is the intention of the foregoing, among other things, that the scope of the review by the Working Capital Auditor of any dispute between Buyers and Seller be limited solely to the objections of Seller set forth in its notice of objection as provided in this Section 3.5(c), and such determination shall be within the range of the amounts proposed by Buyers and Seller.  In the event that Seller and Buyers submit any unresolved disputed issues to the Working Capital Auditor, the fees and expenses of the Working Capital Auditor shall be borne by Seller and Buyers on the basis of a determination by the Working Capital Auditor as to whom (Buyers or Seller) was least correct (in net dollar terms) in its determination of the disputed items.

(d) The Purchase Price shall be adjusted following the Closing as follows:

(i) If the amount of the Net Working Capital as finally determined in accordance with Section 3.5(c) is equal to the Estimated Net Working Capital Amount,

                then there shall be no further adjustment to the Purchase Price pursuant to this Section 3.5.

(ii) If the amount of the Net Working Capital as finally determined in accordance with Section 3.5(c) is less than the Estimated Net Working Capital Amount, then the Purchase Price shall be decreased by an amount equal to such difference.

(iii) If the amount of the Net Working Capital as finally determined in accordance with Section 3.5(c) is greater than the Estimated Net Working Capital Amount, then the Purchase Price shall be increased by an amount equal to such difference.

(e) Any decrease in the Purchase Price payable under Section 3.5(d)(ii) shall be paid by Seller by wire transfer of immediately available funds to an account or accounts designated by ETC within five Business Days following the determination of the final amounts pursuant to Section 3.5(c).  Any increase in the Purchase Price payable under Section 3.5(d)(iii) shall be paid by Buyers to Seller within five Business Days following the determination of the final amounts pursuant to Section 3.5(c) by wire transfer of immediately available funds to the account or accounts designated by Seller.  For the avoidance of doubt, adjustments to the Purchase Price pursuant to this Section 3.5 shall affect the cash portion of the Purchase Price to be paid by Buyers and shall not affect the amount of the Seller Financing.

3.6 Qualified Plan Consent Adjustment.

(a) The Purchase Price shall be adjusted following the Closing as follows:

(i) If and to the extent any Qualified Plan Consents are not obtained on or prior to the QP Consent Deadline as provided in Section 6.7(a), the Purchase Price shall be decreased by an amount equal to the sum of the following with respect to each customer from whom such Qualified Plan Consent was not obtained:  (A) the product of the QP Deposit Amount, if any, with respect to such customer multiplied by 0.2075, and (B) the product of the QP Revenue Amount with respect to such customer multiplied by 0.2084.

(ii) If all Qualified Plan Consents have been obtained on or prior to the QP Consent Deadline as provided in Section 6.7(a), then there shall be no further adjustment to the Purchase Price pursuant to this Section 3.6.

(b) Any decrease in the Purchase Price payable under Section 3.6(a)(i) shall be paid by Seller by wire transfer of immediately available funds to an account or accounts designated by ETC within five Business Days following the QP Consent Deadline.  For the avoidance of doubt, adjustments to the Purchase Price pursuant to this Section 3.6 shall affect the cash portion of the Purchase Price to be paid by Buyers and shall not affect the amount of the Seller Financing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SELLER AND PARENT

Seller and Parent jointly and severally represent and warrant to Buyers that the statements contained in this Article IV are true, correct and complete, subject to the qualifications and exceptions set forth in the disclosure schedule delivered by Seller and Parent to Buyers and dated the date hereof (the "Disclosure Schedule"), which is arranged in Sections corresponding to the numbered and lettered Sections in this Article IV.  The specification of any dollar amount in any representation or warranty contained in this Article IV is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no Party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Any fact or item which is disclosed on any section of the Disclosure Schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another section of the Disclosure Schedule to this Agreement reasonably apparent (without independent knowledge on the part of Buyers of the facts so disclosed) shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of the Disclosure Schedule, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

4.1 Organization.  Seller and Parent are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed and have all requisite power and authority (corporate and other) to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted.   Seller is duly qualified to do business and is in good standing in each jurisdiction listed in Section 4.1 of the Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller.  Seller is not in default in the performance, observance or fulfillment of any provision of its Organizational Documents.  Seller has heretofore furnished to Buyers a complete and correct copy of its Organizational Documents.

4.2 Authorization.  Seller and Parent have full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by them in connection with the transactions contemplated by this Agreement (collectively, the "Seller Ancillary Documents") and to perform their respective obligations under this Agreement and the applicable Seller Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Seller Ancillary Documents.  The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller and Parent, the performance by Seller and Parent of their respective obligations under this Agreement and the Seller Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Seller Ancillary Documents have been duly and validly authorized by all necessary action on the part of Seller and Parent.  Without limiting the generality of the foregoing, the board of directors of Parent and Seller have each unanimously approved and adopted this Agreement and the transactions contemplated hereby in accordance with the provisions of the Colorado Business Corporation Act or the Texas Business Corporation Act, as applicable, and their respective organizational documents.  This Agreement has been duly executed and delivered by Seller and Parent, and constitutes the valid and binding obligation of Seller and Parent, enforceable against Seller and Parent in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally).  The Seller Ancillary Documents to which Seller and/or Parent is a party, when duly executed by Seller and/or Parent, will constitute the valid and binding obligations of Seller and/or Parent enforceable against Seller and/or Parent in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally).  Neither the execution and delivery of this Agreement or the Seller Ancillary Documents, nor the consummation by Seller or Parent of the transactions contemplated hereby or thereby, requires or will require the approval of the shareholders of Parent.

4.3 Ownership of Seller; No Subsidiaries.  Parent indirectly owns beneficially all of the issued and outstanding capital stock of Seller.  There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims, phantom share units or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Seller, nor are there outstanding any securities that are convertible into or exchangeable for any such securities, and Seller does not have any obligation of any kind to issue any additional securities or to pay for any of its securities or of any predecessor.  There are no voting trusts, proxies or other agreements or understandings with respect to the capital stock or equity interests of Seller.  There are no accrued but unpaid dividends or distributions on any shares of capital stock of Seller.  Seller does not have any subsidiaries, and does not hold any direct or indirect beneficial interest in any other Person.

4.4 Absence of Restrictions and Conflicts.

(a) Neither the execution and delivery of this Agreement or the Seller Ancillary Documents, nor the consummation by Seller or Parent of the transactions contemplated hereby or thereby, nor compliance by Seller or Parent with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Organizational Documents of Seller or Parent, (ii) conflict with, constitute or result in a breach of any term, condition or provision of, or constitute a default under, result in or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any of the Purchased Assets pursuant to, or require any notice or consent under, any Material Contract, or any other note, bond, mortgage, indenture or other instrument (but understanding that the Custodial Agreements are not covered by this Section 4.4(a)) to which Seller or Parent is a party that is material to the Transferred Business or (iii) subject to receipt of the requisite approvals referred to in Section 4.4(b), violate any Applicable Law.

(b) Other than approvals and consents required to be obtained from the Texas Department of Banking (the "TDOB") as set forth on Section 4.4(b) of the Disclosure Schedule, no notice to, filing with, authorization of, exemption by or consent of any Government Entity is necessary for the consummation by Seller or Parent of the transactions contemplated by this Agreement and the Seller Ancillary Documents.

4.5 Seller Financial Statements; Solvency.

(a) Seller has furnished to Buyers an audited balance sheet and statement of income of Seller as of and for each of the years ended on December 31, 2006 and 2007, an unaudited balance sheet and statement of income of Seller as of and for the year ended December 31, 2008, and an unaudited balance sheet and statement of income of Seller as of and for the two-month period ended February 28, 2009 (collectively, the "Seller Financial Statements").  The Seller Financial Statements (i) have been prepared from and are in accordance with the books and records of Seller, (ii) have been prepared in conformity with GAAP (except for the absence of footnotes), (iii) are true, correct and complete, and (iv) fairly present in all material respects the financial condition of Seller as of the dates stated and the related results of Seller's operations and changes in cash flows for the respective periods then ended.

4.6 Undisclosed Liabilities.  Seller does not have any liability or obligation of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as and to the extent disclosed or reserved against on the most recent balance sheet included in the Seller Financial Statements (the "Most Recent Balance Sheet"), (b) those provided in any Contract that constitutes a part of the Purchased Assets or the Excluded Assets, and (c) current liabilities incurred after the date of the Most Recent Balance Sheet in the Ordinary Course of Business.

4.7 Absence of Certain Changes.  Since December 31, 2008, there has not been:

(a) Any occurrence, circumstance or combination thereof that reasonably could be expected to result in a Material Adverse Effect with respect to Seller;

(b) Any increase in amounts payable by Seller as salary, bonus or severance to or for the benefit of, or committed to be paid by Seller to or for the benefit of, any director, officer, consultant, agent or employee of Seller whose total annual compensation exceeds $50,000 or any relatives of such person, or, since December 31, 2008 through the date hereof, other than in the Ordinary Course of Business, any increase in any benefits granted or provided for under any stock option, phantom stock, profit-sharing, pension, retirement, deferred compensation, group health, insurance, or other Seller Benefit Plan, payment or arrangement made to, with or for the benefit of any director, officer, consultant, agent or employee of Seller;

(c) Any material transaction entered into or carried out by Seller other than in the Ordinary Course of Business;

(d) Any borrowing or agreement to incur Indebtedness by Seller, any incurring by Seller of any other obligation or liability (contingent or otherwise), except liabilities incurred in the Ordinary Course of Business, or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other Person by Seller;

(e) Any material change in Seller's method of doing business or any change in Seller's accounting principles or practices or its methods of application of such principles or practices;

(f) Any Lien other than Permitted Liens imposed or agreed to be imposed on or with respect to the Purchased Assets;

(g) Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of the Purchased Assets except in the Ordinary Course of Business;

(h) Any purchase or disposal of or any agreement to purchase or to dispose of fixed assets for an amount in excess of $15,000 for any one purchase or disposal or $25,000 for all such purchases and disposals made by Seller or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by Seller exceeding an aggregate of $25,000;

(i) Any loan or advance (other than trade credit extended to customers of the Transferred Business in the Ordinary Course of Business not exceeding $5,000, in the aggregate, to any customer) made by Seller to any Person;

(j) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any term, condition or provision of any Material Contract, other than any satisfaction by performance in accordance with the terms thereof in the Ordinary Course of Business; or

(k) Any labor dispute or disturbance materially and adversely affecting the business operations, prospects or condition (financial or otherwise) of Seller, including the filing of any petition or charge of unfair labor practice with any Governmental Entity, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slowdown.

4.8 Litigation.  There is not, as of the date hereof, any suit, claim, action, litigation, arbitration, proceeding, consent order, investigation or hearing (each, an "Action") pending, instituted, commenced or, to the Knowledge of Seller, threatened against Seller, whether or not covered by insurance, in connection with the Transferred Business that seeks damages in excess of $15,000 or that is reasonably likely to involve payment by Seller or its insurer of an amount in excess of $15,000.  As of the date hereof, in the past five years, there has not been any Action against Seller, whether or not covered by insurance, in connection with the Transferred Business that required the payment by Seller or its insurer of an amount in excess of $15,000.  To the Knowledge of Seller, there is no basis for any claim to be asserted against Seller, Parent or any of their Affiliates involving the Transferred Business or affecting the Purchased Assets that is reasonably likely to result in an award of damages in excess of $15,000 or involving payment by Seller or its insurer of an amount in excess of $15,000.  Neither Seller, Parent nor any of their Affiliates has any material workers' compensation claims or liabilities pending or threatened with respect to the operations of the Transferred Business.  Neither Seller nor any of the Purchased Assets or the Transferred Business is subject to any order, writ, injunction or decree involving, affecting, relating to or arising out of the Transferred Business or the Purchased Assets.  Section 4.8 of the Disclosure Schedule contains a true and complete list of all causes of action, judgments, claims or demands of whatever kind or description that Seller has during the past three years filed with any court, arbitrator or other tribunal or has threatened in writing to file with any court, arbitrator or other tribunal against any Person other than any such cause of action, judgment, claim or demand filed or threatened to be filed by Seller as custodian for the benefit of a customer of Seller.

4.9 Compliance with Law; Permits.

(a) Seller is, and has been at all times during the past five years, in compliance in all material respects with all Applicable Law.  Seller has not been charged in writing with and, to the Knowledge of Seller, is not now under investigation with respect to, a violation of any such Applicable Law.  To the Knowledge of Seller, Seller is not a party to or bound by any order, judgment, decree or award of any Governmental Entity.  Seller has filed all reports and has all Permits required to be filed with any Governmental Entity, except where a failure to complete such filing would not result in a Material Adverse Effect with respect to Seller.  It is the intent of the Parties that compliance with Applicable Laws relating to Taxes and ERISA are addressed by the representations, warranties and covenants of the Parties set forth in the sections of this Agreement specifically referencing such compliance and not by this Section 4.9.

(b) Section 4.9(b) of the Disclosure Schedule contains a true and complete list of all Permits held by Seller in connection with the Transferred Business (the "Seller Permits"). The Seller Permits constitute all Permits necessary to own, lease and operate the Purchased Assets and to carry on the Transferred Business as it is now being conducted by Seller.  To the extent required to conduct the Transferred Business, Seller is approved by the TDOB.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Disclosure Schedule contains a true and complete list of each Seller Benefit Plan currently maintained by Seller or for which Seller has any liability that has not been satisfied in full, indicating any special Tax status enjoyed by such plan.  Section 4.10(a) of the Disclosure Schedule specifically identifies each Seller Benefit Plan that is wholly or partially self-insured by Seller.

(b) The files and records of Seller accurately reflect Seller's employees' employment histories, including their hours of service.

(c) No Seller Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Seller Benefit Plan or ERISA Affiliate Plan

a "multiemployer pension plan," as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA.  Neither Seller nor any ERISA Affiliate has incurred, and no facts exist that reasonably could be expected to result in, liability to Seller or such ERISA Affiliate as a result of a termination, withdrawal or funding waiver with respect to an ERISA Affiliate Plan or Seller Benefit Plan.

(d) No facts exist that reasonably could be expected to result in any liability to Buyers with respect to any Seller Benefit Plan or any ERISA Affiliate Plan, including any liability, Tax, penalty or fee under ERISA, the Code or any Applicable Law.
(e) No fact or circumstance exists that could adversely affect the tax-exempt status of a Seller Benefit Plan that is intended to be tax-exempt.  Further, each Seller Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from Taxation under Section 501(a) of the Code has received a current favorable determination or other letter indicating that it is so qualified and has been so qualified during the period from its adoption to date.

(f) Seller does not maintain, contribute to, or provide for any benefits of any kind whatsoever (other than under Section 4980B of the Code or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee of Seller.

(g) Seller has delivered to Buyers with respect to each Seller Benefit Plan correct and complete copies of all current summary plan descriptions and the most recent Internal Revenue Service determination letter, where applicable.

(h) All contributions required to be made to any Seller Benefit Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Seller Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been or will be fully reflected in the Seller Financial Statements.

4.11 Taxes.

(a) Seller has duly filed all Tax Returns (including those filed on a consolidated, combined or unitary basis) required to have been filed by Seller prior to the Closing Date.  All of the Tax Returns filed by Seller are true, correct and complete in all material respects, and all Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any federal, state, foreign, local or other Governmental Entity (whether or not shown on any Tax Return) have been paid.  The unpaid Taxes of Seller do not, as of the Closing Date, exceed the reserve for Tax liability (as distinguished from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet.  Seller does not have any liability for any Taxes in excess of the amounts so paid or reserves so established and Seller is not delinquent in the payment of any Tax, assessment or governmental charge.  No deficiencies for any Tax, assessment or governmental charge have been proposed in writing, asserted or assessed

(tentatively or definitely), in each case, by any Governmental Entity, against Seller for which there are not adequate reserves.

(b) There is no material dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Government Entity in writing or (ii) as to which Seller or any director or officer of Seller has knowledge based upon personal contact with any agent of such Government Entity.  There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Seller (other than Liens for Taxes not yet due).

(c) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) Seller is not obligated by any contract, agreement or other arrangement to indemnify any other Person with respect to Taxes.

(e) Seller is not a party to any agreement, arrangement or plan that has resulted or could result in the payment of any amount that will not be fully deductible under Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).

4.12 Real Property.  Seller does not currently own, nor for the past three years has Seller owned, any real property.  During the past three years, Seller has not leased or operated any real property other than the Leased Real Property. The Leased Real Property constitutes the only real property used by Seller in the conduct and operation of the Transferred Business.  Seller has not subleased or assigned to any Person the right to lease or occupy the Leased Real Property.

4.13 Title and Condition of Assets.  Seller has good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of all Liens other than the Permitted Liens.  The Purchased Assets are in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and, other than the Excluded Assets, constitute all of the assets and property now used in the conduct of the Transferred Business as presently conducted.  The property and assets set forth on Schedule 2.2(a) and the computer hardware and software listed under the heading "Computer Software Systems" on Schedule 2.2(m) are (a) principally related to the Excluded Business, (b) used principally by employees to be retained by Seller in connection with the Excluded Business, and/or (c) not currently being used in any substantial respect in connection with the Transferred Business.  No financing statement with respect to the Purchased Assets under the Uniform Commercial Code or similar Applicable Law naming Seller or any of Seller's predecessors as debtor or borrower is on file in any jurisdiction in which Seller does business, and Seller is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement.

4.14 Material Contracts.

(a) Section 4.14(a) of the Disclosure Schedule sets forth, as of the date hereof,  a true, correct and complete list of all Contracts, excluding all Custodial Agreements, to which Seller or any of its Affiliates is party in connection with or relating to the Transferred Business or the Purchased Assets and which fall within any of the following categories:

(i) Contracts that require payment by any party thereto in excess of $5,000 in any twelve-month period;

(ii) all, bonds, indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other Contracts, instruments or commitments evidencing any Indebtedness of Seller or providing for the creation of or granting any Person any Lien upon all or any part of the Purchased Assets;

(iii) all leases (as lessor or lessee) of any property or assets (whether real, personal or mixed, tangible or intangible) that require payment by any party thereto in excess of $5,000;

(iv) Contracts that, after the Closing, would have the effect of limiting the freedom of any Buyer directly or indirectly, to compete in any line of business in any geographic area or to hire any individual or group of individuals, including any Contracts with agents, distributors, sales representatives or referral sources granting any exclusive rights;

(v) joint venture, partnership, operating and similar Contracts;

(vi) all franchising (as franchisor or franchisee) Contracts;

(vii) any Contract for capital expenditures or the acquisition or construction of fixed assets;

(viii) any Contract that provides for an increased payment or benefit, or accelerated vesting of rights, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(ix) any Contract granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any Purchased Asset;

(x) any Contract with any agent, distributor, sales representative or referral source for customers of the Transferred Business, including any Material Referral Sources;

(xi) any Contract providing for the indemnification or holding harmless of any officer, director, employee of Seller or any other Person;

(xii) any Contract providing for "earn-outs" or other contingent payments;

(xiii) any Contract with or for the benefit of any Affiliate of Seller;

(xiv) any Contract that contains minimum purchase conditions or requirements or other terms that restrict or limit the purchasing rights of Seller;

(xv) any other Contracts not called for above that is material to Seller or the Transferred Business.

(b) Each Material Contract to which Seller is a party or by which Seller or any Purchased Assets is bound is legal, valid, binding and enforceable in accordance with its respective terms with respect to Seller and, to the Knowledge of Seller, each other party thereto.  There are no existing material defaults or breaches of Seller under any Material Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) on the part of Seller and, to the Knowledge of Seller, there are no existing material defaults or breaches (or events or conditions which, with any notice or lapse of time or both, would constitute a default or breach) with respect to any other party to any Material Contract.  Seller has not engaged any subservicers, subcontractors or other agents to perform any of Seller's duties under any Material Contract.  Seller is not participating in any discussions or negotiations regarding modification of or amendment to any such Contract or entry in any new Material Contract relating the Transferred Business.  Section 4.14(a) of the Disclosure Schedule identifies with an asterisk each Material Contract set forth therein that requires the consent of or notice to any other party to avoid any breach, default or violation thereof in connection with the transactions contemplated hereby, including the assignment of such Material Contract to Buyers, if applicable.  Seller has made available to Buyers true, correct and complete copies of each of the Contracts listed in Schedule 2.1(d) or Section 4.14(a) of the Disclosure Schedule.

4.15 Intellectual Property.

(a) Section 4.15(a) of the Disclosure Schedule sets forth all registered and applied for Intellectual Property owned by Seller and all material licenses, sublicenses, support agreements, assignments and other Contracts under which Seller is either a licensor, licensee, developer, reseller, assignor or assignee of any Intellectual Property.  Seller owns or has a valid right to use all Seller Intellectual Property, and the consummation of the transactions contemplated by this Agreement shall not alter or impair such rights.

(b) The operation of the Transferred Business has not in the past, and does not currently, infringe upon, violate or misappropriate any Intellectual Property of any third party, and Seller has not received notice of any threatened claims alleging any of the foregoing, nor is Seller aware of any facts that would support a claim of the foregoing, including any claim that Seller must license or refrain from using any Intellectual Property of a third party.  Seller has taken all reasonable to steps preserve and maintain the Seller Intellectual Property owned by Seller.  To the Knowledge of Seller, no third party is infringing any Seller Intellectual Property owned by Seller.

(c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not (i) breach, violate, conflict with or constitute a default or violation of, or require any payment under, any license agreement (excluding any Shrink Wrap License) or any other agreement relating to any use of or support or maintenance of any Seller Intellectual Property, other than recurring license or support fees as set forth in Section 4.15(a) of the Disclosure Schedule or (ii) give rise to a right of forfeiture or termination of any right to use any Seller Intellectual Property or in any way impair the right of Buyers to use, sell, offer to sell, license or dispose of, or to bring any action for the infringement of, any Seller Intellectual Property. Seller has performed (or will perform) all obligations imposed upon it thereunder that are required to be performed by it on or prior to the Closing Date, and neither Seller nor, to the Knowledge of Seller, any other party thereto, is in breach of or default thereunder, nor is there any event that, with notice or lapse of time or both, would constitute a default thereunder.  All of the licenses, assignments and other agreements listed in Section 4.15(a) of the Disclosure Schedule are valid and enforceable against the parties thereto in accordance with their respective terms, and will continue to be so on the same terms immediately following the Closing and no permission or consent from any Person to assign or transfer such agreements is required to consummate this transaction.

(d) Seller has disclosed to Buyers: (i) all of the Computer Systems and all agreements and arrangements relating to the Computer Systems; and (ii) all of the Software Programs (excluding any Software Program licensed under a Shrink Wrap License) and any related documentation or integrated products or upgrade services included in the Seller Intellectual Property, all of which Computer Systems and Software Programs are set forth on Section 4.15(d) of the Disclosure Schedule.  True and complete copies of all documentation relating to the Computer Systems and the Software Programs (excluding any Software Program licensed under a Shrink Wrap License) have been previously provided to Buyers.  Seller has full right and authority to use the Computer Systems and the Software Programs, and all such use is within the scope of such right and authority.  The Computer Systems and the Software Programs:  (x) comprise all the hardware, software and other equipment necessary to conduct the Transferred Business as it is currently being conducted by Seller, including for the processing and other functions required to be performed for the purposes of operating the Transferred Business, and (y) are in satisfactory working order and are fit for the purpose for which they are being used consistent with the use by Seller of such Computer Systems and Software Programs.

(e) Seller does not have any obligation to compensate any employee or other Person for the development, use, sale or exploitation of any Computer Systems owned by Seller.

4.16 Labor and Employment Matters.

(a) There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Seller, threatened against Seller, and Seller has not experienced any labor strike, dispute, slowdown or stoppage, unfair labor practice charge, union organizing campaign or other labor difficulty involving its employees.  To the Knowledge of Seller, there are not any current or threatened attempts to organize or establish any labor union or employee association to represent any employees of Seller.

(b) To the Knowledge of Seller, no employee of Seller has stated his or her plan to terminate his or her employment with Seller.  As of the date hereof, there is no pending Action relating to the employment, termination of employment, compensation or employee benefits of any current or former employees of Seller, nor, to the Knowledge of Seller, is any such Action threatened.

(c) All individuals performing services for Seller (including sales representatives) are employees of Seller and are not classified as independent contractors.  To the

Knowledge of Seller, none of Seller's employees is subject to any stay agreement, retention agreement or any agreement that limits his or her ability to perform his or her duties for Seller.

(d) Since January 1, 2000, Seller has not taken any action that would constitute a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act ("WARN") or issued any notification of a plant closing or mass layoff a such business required by WARN.

4.17 Officers and Employees.  Section 4.17 of the Disclosure Schedule contains a true and complete list, as of the date hereof, of all of the officers and employees (whether full-time, part-time or otherwise) and independent contractors of Seller.  Section 4.17 of the Disclosure Schedule sets forth each such person's annual salary or annual hourly wages, annual consulting or other independent contractor fees, position, status, length of service and perquisites provided to each of them, respectively, together with an appropriate notation next to the name of any officer or other employee on such list (a) who is subject to any written employment agreement or any other written term sheet or other document describing the terms or conditions of employment of such employee or of the rendering of services by such independent contractor or (b) who is to be retained by Seller in connection with the Excluded Business.  Seller has made available to Buyers true, correct and complete copies of each employment agreement, term sheet or other document listed or referenced in Section 4.17 of the Disclosure Schedule.   Seller is not a party to or bound by any contracts, consulting agreements or termination or severance agreements in respect to any officer, employee or former employee, consultant or independent contractor of Seller.  All officers and employees of Seller are active on the date hereof.

4.18 Vendors and Referral Sources.

(a) No vendor of Seller has, with respect to the Transferred Business, notified Seller in writing that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services, as applicable, either prior to, or following the Closing.

(b) Section 4.18(b) of the Disclosure Schedule sets forth a list of each referral source who referred more than 50 Custodial Accounts to Seller during the period commencing January 1, 2008 and ending December 31, 2008 (each a "Material Referral Source" and collectively, "Material Referral Sources"), together with the number of new Custodial Accounts referred by each Material Referral Source per month during such period.  Seller is not engaged in any material dispute with any Material Referral Source and, to the Knowledge of Seller, no Material Referral Source intends to terminate, limit or reduce its business relations with Seller.

4.19 Custodial Accounts.

(a) Each Custodial Agreement is on one of Seller's forms (that are identified in the definition of "Custodial Agreement" that is set forth in Article I of this Agreement) and does not deviate from such form in any material respect.  Seller has made available to Buyers copies of all such forms.   Since December 31, 2008 and except as provided in Section 4.19(d), (e) and (f) hereof, there has not been any modification, change, or amendment to any form of Custodial Agreement.  The Custodial Agreements constitute all of the agreements, forms and other Contracts between Seller and its customers that relate to the Transferred Business and set forth all of the provisions with respect to fees and other income between Seller and the customers of the Transferred Business as well as all of the other terms and conditions of Seller's rights and obligations relating to the servicing of the Custodial Accounts.  Except as set forth in the Custodial Agreements, Seller has not made any warranties or guaranties as to the services it provides or its duties to customers, and there is no pending or, to the Knowledge of Seller, threatened claim alleging any breach of any such warranty or guaranty.

(b) Seller's operation of the Transferred Business has continuously been performed in all material respects in accordance with standard industry practices of prudent custodians and in compliance in all material respects with Applicable Requirements.  To the Knowledge of Seller, the employees, sales persons and other representatives of Seller do not give any financial, investment or other advise to any customer of the Transferred Business with respect to available investments options.  Neither Seller nor any employee, sales person or other representative of Seller receives any commission or other compensation based upon the investment of Custodial Assets in any particular investment.  The Custodial Files contain an electronic image of the executed copy of each Custodial Agreement and all other documents, instruments and information necessary to enforce and service the Custodial Accounts in accordance in all material respects with Applicable Requirements.

(c) Seller owns the entire right, title and interest in and to the Custodial Agreements and the sole right, to the extent set forth therein, to serve as custodian of the Custodial Agreements free and clear of all Liens other than the rights of customers pursuant to the Custodial Agreements.  The transfer, assignment and delivery of the Custodial Rights in accordance with the terms and conditions of this Agreement shall, upon execution and delivery of the applicable Additional Documents by the parties thereto, permit Buyers to perform all the duties and exercise all the powers connected with or incidental to the Custodial Accounts in the same manner as if Buyers had been originally designated as the custodian under such Custodial Accounts; provided, however, that a failure to obtain the consent from any customer under any Custodial Agreement shall not constitute a breach of any representation of Seller contemplated by this Section 4.19(c).

(d) Seller has prepared with respect to each Custodial Agreement relating to self-directed individual retirement accounts an amendment (the "IRA Amendment") providing, among other things, that ETC may, upon Closing and assuming ETC is properly authorized and qualified to act as custodian thereunder, succeed to the rights, powers, duties and obligations of Seller under such Custodial Agreements.  Seller has made available to Buyers a true, correct and complete copy of the IRA Amendment and Seller has delivered the IRA Amendment to each customer with respect to any Custodial Agreement relating to a self-directed individual retirement account in accordance with the terms of such Custodial Agreement.

(e) Seller has prepared with respect to each Custodial Agreement pursuant to which Seller acts as custodian for qualified retirement plan accounts and which is styled "Custodial Account Agreement without Investment Advice" (the "QP Custodial Agreements") an  amendment (each, a "QP Custodial Account Amendment") providing, among other things, that ETC may upon Closing and assuming ETC is properly authorized and qualified to act as custodian thereunder succeed to the rights, powers, duties and obligations of Seller under such QP Custodial Agreements.  Seller has made available to Buyers a true, correct and complete copy of the QP Custodial Account Amendment, and Seller has delivered the QP Custodial Account Amendment to each customer with respect to each QP Custodial Account Agreement in accordance with the terms of such QP Custodial Account Agreement.

(f) Seller has prepared with respect to each Custodial Agreement pursuant to which Seller provides administrative services related to qualified retirement plan accounts and which is styled "Administrative Services Agreement" (the "QP Admin Services Agreements"), an amendment (the "Administrative Services Amendment") providing, among other things, that ETC may upon Closing and assuming ETC is properly authorized and qualified to act as custodian thereunder succeed to the rights, powers, duties and obligations of Seller under such QP Admin Services Agreements.  Seller has made available to Buyers a true, correct and complete copy of the Administrative Services Amendment and Seller has delivered the Administrative Services Amendment to each customer that is a party to each QP Admin Services Agreement in accordance with the terms of such QP Admin Services Agreement, and has requested such customer's consent (each, a "Qualified Plan Consent") to such Administrative Services Amendment, as required by the QP Admin Services Agreement.

4.20 Accounts Receivable; Accounts Payable.

(a) Section 4.20(a) of the Disclosure Schedule contains a list of the accounts receivable of Seller related to the Transferred Business as of the date of the Most Recent Balance Sheet, showing the amount of each such receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date.  To the Knowledge of Seller, the debtors to which such receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and to the Knowledge of Seller, none of the receivables have been made subject to an assignment for the benefit of creditors.  As of the date hereof, all accounts receivable reflected on the Most Recent Balance Sheet related to the Transferred Business are current, and there are no disputes regarding the collectibility of any such receivables.  The accounts receivable reflected on the Working Capital Statement will represent monies due for goods sold and delivered or services rendered in the Ordinary Course of Business and will not be subject to any assignment, restrictions, security interests or other Liens.

(b) The accounts payable (which, for the avoidance of doubt, does not include the line item "prepaid revenue") of Seller related to the Transferred Business reflected on the Most Recent Balance Sheet are not (or will not be) Delinquent Payables and arose (or will arise) from bona fide transactions in the Ordinary Course of Business.

4.21 Insurance.  Set forth on Section 4.21 of the Disclosure Schedule is a list of all policies of fire, liability, casualty, fidelity, blanket bond, and other insurance owned or held by Seller which are related to the Transferred Business.  Such policies are in full force and effect as of the date of this Agreement.  To the Knowledge of Seller, there is no fact, event, or condition which would render any of such policies void or voidable or subject any of such policies to cancellation or termination.

4.22 Ethical Practices.  Neither Seller nor, to the Knowledge of Seller, any agent or representative of Seller, has offered or given anything of value to: (a) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office,

(b) any customer or member of the government, or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office where such payment would constitute a bribe, kickback or illegal or improper payment to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person.

4.23 Transactions with Affiliates.  Neither Parent, nor any officer, director or Affiliate of Seller has any interest in any Contract with, or relating to, Seller or the Transferred Business or Purchased Assets.  Neither Parent nor any such Affiliate provides any material assets or material services to Seller or the Transferred Business.  None of the Assumed Liabilities constitutes or results from a transaction with an Affiliate of Seller.

4.24 Books of Account; Records.  Seller's general ledgers, stock record books, minute books and other material records relating to the assets, properties, contracts and outstanding legal obligations of Seller are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are, to the extent required by GAAP, appropriately and accurately reflected in the Financial Statements and Interim Statements.

4.25 Brokers, Finders and Investment Bankers.  Neither Parent, Seller nor any of their respective officers, directors, employees or Affiliates has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BUYERS

Buyers jointly and severally represent and warrant to Seller and Parent that the statements contained in this Article V are true, correct and complete, subject to the qualifications and exceptions set forth in the disclosure schedule delivered by Buyers to Seller and Parent and dated the date hereof (the "Buyer Disclosure Schedule"), which is arranged in Sections corresponding to the numbered and lettered Sections in this Article V.  The specification of any dollar amount in any representation or warranty contained in this Article V is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no Party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Buyer Disclosure Schedule is or is not material for purposes of this Agreement.  Any fact or item which is disclosed on any section of the Buyer Disclosure Schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another section of the Buyer Disclosure Schedule to this Agreement reasonably apparent (without independent knowledge on the part of Seller of the facts so disclosed) shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of the Buyer Disclosure

Schedule, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

5.1 Organization.  ETC is a corporation duly organized and validly existing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement and has all requisite power and authority (corporate or otherwise) to own, lease and operate its properties and to carry on its business as now being conducted.  Texas Admin is a limited liability company duly organized and validly existing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement and has all requisite power and authority (as a limited liability company or otherwise) to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization.  Each Buyer has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the "Buyer Ancillary Documents"), to perform its obligations under this Agreement and the Buyer Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Buyer Ancillary Documents.  The execution and delivery of this Agreement and the Buyer Ancillary Documents by each Buyer, the performance by each Buyer of its obligations under this Agreement and the Buyer Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Buyer Ancillary Documents have been duly and validly authorized by all necessary action on the part of each Buyer.  This Agreement has been duly executed and delivered by Buyers, and constitutes the valid and binding obligation of Buyers, enforceable against Buyers in accordance with its terms.  The Buyer Ancillary Documents to which any Buyer is a party, when duly executed by such Buyer, will constitute the valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms.  Neither the execution and delivery of this Agreement, the Financing Documents or the Buyer Ancillary Documents, nor the consummation by Buyers of the transactions contemplated hereby or thereby, requires or will require any approval of the shareholders of ETC or the members of Texas Admin that has not or will not be obtained prior to the Closing.

5.3 Absence of Restrictions and Conflicts.

(a) Neither the execution and delivery of this Agreement or the Buyer Ancillary Documents, nor the consummation by Buyers of the transactions contemplated hereby or thereby, nor compliance by Buyers with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Organizational Documents of Buyers, (ii) conflict with, constitute or result in a breach of any term, condition or provision of, or constitute a default under, result in or give rise to any right of termination, cancellation or acceleration with respect to, or, except for the Liens granted under the Financing Documents, result in the creation or imposition of any Lien upon any material assets of Buyers pursuant to, or require any notice or consent under, any material Contract, or any other note, bond, mortgage, indenture or other instrument to which any Buyer is a party that is material to such Buyer's business, or (iii) subject to receipt of the requisite approvals referred to in Section 5.3(b), violate any Applicable Law.

(b) Other than approvals and consents required to be obtained from the TDOB as set forth on Section 5.3(b) of the Buyer Disclosure Schedule, no notice to, filing with, authorization of, exemption by or consent of any Governmental Entity is necessary for the consummation by Buyers of the transactions contemplated by this Agreement and the Buyer Ancillary Documents.

5.4 Brokers, Finders and Investment Bankers.  Neither Buyers, nor any of their respective officers, directors, employees or Affiliates, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

5.5 Compliance with Law; Permits.

(a) Buyers are, and have been at all times during the past five years, in compliance in all material respects with all Applicable Law.  No Buyer has been charged with and, to the Knowledge of Buyers, is not now under investigation with respect to, a violation of any such Applicable Law.  To the Knowledge of Buyers, no Buyer is a party to or bound by any order, judgment, decree or award of any Governmental Entity.  Each Buyer has filed all reports and has all Permits required to be filed with any Governmental Entity, except where the failure to complete such filing would not result in a Material Adverse Effect with respect to such Buyer.

(b) To the extent required to conduct the Transferred Business following the Closing, Buyer is (or will be prior to the Closing) approved by the South Dakota Division of Banking (the "SDDOB").

5.6 Buyer Financial Statements; Solvency.

(a) Buyers have furnished to Seller an audited balance sheet and statement of income of each Buyer as of and for each of the years ended on December 31, 2006 and 2007, an unaudited balance sheet and statement of income of each Buyer as of and for the year ended December 31, 2008, and an unaudited balance sheet and statement of income of each Buyer as of and for the two-month period ended February 28, 2009 (collectively, the "Buyer Financial Statements").  The Buyer Financial Statements (i) have been prepared from and are in accordance with the books and records of the applicable Buyer, (ii) have been prepared in conformity with GAAP (except for the absence of footnotes), (iii) are true, correct and complete, and (iv) fairly present in all material respects the financial condition of the applicable Buyer as of the dates stated and the related results of such Buyer's operations and changes in cash flows for the respective periods then ended.

(b) On the Closing Date, and after giving effect to the consummation of the transactions contemplated by this Agreement, (i) the fair market value of the assets of each Buyer (as determined in accordance with Applicable Law governing determination of the insolvency of debtors) will as of such date exceed the fair market value of the liabilities of the respected Buyer (as determined in accordance with Applicable Law governing determination of the insolvency of debtors), (ii) each Buyer will not have an unreasonably small amount of capital with which to conduct its businesses, and (iii) each Buyer will be able to pay its debts as they mature.

       5.7 Custodial Accounts.  Buyers' operation of their respective businesses has continuously been performed in all material respects in accordance with standard industry practices of prudent custodians and in compliance in all material respects with Applicable Laws, except where such failure to comply will not result in a Material Adverse Effect with respect to Buyers.  Buyers have (or will have prior to the Closing) sufficient authority to act as a custodian or trustee with respect to the Custodial Rights that constitute a part of the Purchased Assets in accordance with Applicable Law.

ARTICLE VI
CERTAIN COVENANTS
AND AGREEMENTS

6.1 Conduct of Business of Parent and Seller.  During the period from the date of this Agreement to the Closing Date, Seller shall, and Parent shall take all actions as may be reasonably necessary to cause Seller to: (i) conduct its operations in the Ordinary Course of Business, except as expressly contemplated by this Agreement and the transactions contemplated hereby, (ii) use commercially reasonable efforts to maintain and preserve the business organizations and the material rights of Seller, (iii) use commercially reasonable efforts to retain the services of the officers, managers and key employees of Seller, (iv) use commercially reasonable efforts to maintain relationships with customers, vendors, lessees and licensees of Seller and other third parties, (v) maintain the books and records relating to the Transferred Business or the Purchased Assets in a manner consistent with past practices, (vi) use commercially reasonable efforts to maintain the Purchased Assets in their current condition (ordinary wear and tear excepted), and (vii) comply in all material respects with all Applicable Requirements.  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, Seller shall not, except as otherwise expressly contemplated by this Agreement or as set forth in Schedule 6.1, without the prior written consent of ETC (which consent shall not be unreasonably withheld or denied if the Closing has not occurred by May 15, 2009 and such consent is requested or required after such date), provided that ETC shall be deemed to have provided consent to any particular action if ETC does not object in writing to Seller's written request for consent to such action within 10 Business Days after ETC receives such request:

(a) do or effect any of the following actions with respect to the securities of Seller:  (i) grant any Person any right or option to acquire any capital stock interests or other equity interests, (ii) issue, deliver or sell or agree to issue, deliver or sell any capital stock or other equity interests or any securities or obligations convertible into or exchangeable or exercisable for any capital stock interests or other equity interests or such securities, or (iii) enter into any Contract with respect to the sale or voting of any capital stock interests or other equity interests;

(b) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of the Purchased Assets (other than in the Ordinary Course of Business);

(c) merge or consolidate with any other Person or acquire the assets (other than in the Ordinary Course of Business) or capital stock or other equity interests of any other Person, or enter into any confidentiality agreement with any Person in contemplation of any of the foregoing;

(d) incur, create, assume or otherwise become liable for any additional Indebtedness except in the Ordinary Course of Business; assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other Person;

(e) enter into or modify any employment, severance, termination or similar agreements, arrangements or Employee Benefit Plans with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, member, manager, consultant or employee, as the case may be, or otherwise increase the compensation or benefits provided to any officer, director, member, manager, consultant or employee, as the case may be, except for salary and benefit increases or bonuses granted in the Ordinary Course of Business to employees who are not officers or directors, and except as may be required by Applicable Law or a binding written Contract in effect prior to the date of this Agreement;

(f) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice except changes required by GAAP or by any Governmental Entity;

(g) except as contemplated by this Agreement or as disclosed on Section 4.14(a) of the Disclosure Schedule, modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any Material Contract, any confidentiality agreement to which Seller is a party or the form of any Custodial Agreement, or enter into any new Material Contract;

(h) incur or commit to any capital expenditures, obligations or liabilities relating to the Purchased Assets or that will be an Assumed Liability which in the aggregate exceeds or will exceed $15,000;

(i) make any material changes or modifications to any pricing policy or investment policy relating to the Transferred Business;

(j) enter into or carry out any other material transaction other than in the Ordinary Course of Business; or

(k) agree in writing or otherwise to take any of the foregoing actions.

6.2 Buyer Inspection and Access to Information.

(a) From the date of this Agreement to the Closing Date, Seller and Parent shall (i) provide Buyers with such information as Buyers may from time to time reasonably request with respect to the operations of Seller, the Purchased Assets and the Assumed Liabilities and the transactions contemplated by this Agreement; (ii) provide Buyers and their officers, counsel, accountants, actuaries, and other authorized representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of the Transferred Business as Buyers may from time to time reasonably request; and (iii) permit Buyers to make such inspections of the foregoing as Buyers may reasonably request.

(b) On and after the Closing Date, Seller and Parent will cooperate with and afford promptly to Buyers and their agents reasonable access to its books of account, financial and other records (including accountant's work papers), information, employees and auditors to the extent necessary or useful for Buyers in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Transferred Business; provided, that any such access by Buyers shall not unreasonably interfere with the conduct of the Transferred Business.

6.3 Seller Inspection and Access to Information.

(a) From the date of this Agreement to the Closing Date, each Buyer shall (a) provide Seller with such information as Seller may from time to time reasonably request with respect to the operations of any Buyer and the transactions contemplated by this Agreement; (b) provide Seller and its officers, counsel, accountants, actuaries, and other authorized representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of Buyers as Seller may from time to time reasonably request; and (c) permit Seller to make such inspections of the foregoing as Seller may reasonably request.

(b) On and after the Closing Date, Buyers shall cooperate with and afford promptly to Seller and its agents reasonable access to such records and documents relating to the Transferred Business as Seller may reasonably request from time to time for the limited purposes of concluding its involvement in the Transferred Business and for complying with its obligations under Applicable Law or its contractual obligations.  Seller shall be permitted to keep and utilize a copy of all documents and records that make up a part of the Purchased Assets (excluding Custodial Files and other customer, vendor, price and mailing lists related to the Transferred Business) as long as such use does not constitute a violation of the restrictive covenants set forth in Section 6.12.

6.4 Notices of Certain Events.

(a) From and after the date of this Agreement to the Closing, each Party to this Agreement shall promptly notify the other Parties of:

(i) Any notice or other communication from any Person alleging that any consent, waiver or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) Any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; or

(iii) Any Actions commenced or, to the Knowledge of Seller or to the Knowledge of Buyers, as applicable, threatened against, relating to or involving or otherwise affecting such Party that: (A) with respect to Seller, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.6 or that would have a Material Adverse Effect with respect to Seller; or (B) with respect to any Buyer would have a Material Adverse Effect with respect to any Buyer.

(b) From and after the date of this Agreement to the Closing, Seller shall promptly notify Buyers of:

(i) Any damage or destruction by fire or other casualty of any of the Leased Real Property or the Purchased Assets or part thereof or in the event that any of the Leased Real Property becomes the subject of any proceeding or, to the Knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action; or

(ii) The occurrence, or failure to occur, of any event subsequent to the date hereof that renders or would render any representation, warranty or statement of Seller or Parent in this Agreement or the Disclosure Schedule to be untrue or inaccurate at any time from the date hereof to the Closing Date or that results or may result in the failure to satisfy any of the conditions specified in Article VII of this Agreement.  No notice under this clause (ii) shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule; provided, however, that if (A) such notice relates to an event occurring subsequent to the date hereof (without breach of Section 6.1), (B) Seller and Parent acknowledge in such notice that Buyers have the right to terminate this Agreement pursuant to Section 9.1(c)(i) as a result of the information disclosed in the notice, (C) Buyers have been provided with all information under the custody and control of Seller and/or Parent that is reasonably necessary to enable Buyers to assess the effects of such event, and (D) Buyers do not exercise such right promptly following delivery by Seller and/or Parent of the information contemplated by (C) above, then the information disclosed in such notice shall constitute an amendment of the Disclosure Schedule and the representations, warranties or statements of Seller or Parent in this Agreement to which such information relates for purposes of Article VIII; provided, further, that in the event such occurrence has been agreed to or deemed agreed to by Buyers pursuant to Section 6.1, then the information agreed to shall constitute an amendment to the Disclosure Schedule and the representations, warranties, or statements of Seller or Parent in this Agreement to which such information relates for purposes of Article VIII; or

(iii) Any failure of Seller or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

(c) From and after the date of this Agreement to the Closing, Buyers shall promptly notify Seller of:

(i) The occurrence, or failure to occur, of any event subsequent to the date hereof that renders or would render any representation, warranty or statement of Buyers in this Agreement, the Buyer Disclosure Schedule, the Credit Agreement or the disclosure schedules thereto to be untrue or inaccurate at any time from the date hereof to the Closing Date or that results or may result in the failure to satisfy any of the conditions specified in Article VII of this Agreement or Section 3.1(a) of the Credit Agreement.  No notice under this clause (i) shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement, the Buyer Disclosure Schedule, the Credit Agreement or the disclosure schedules thereto; provided, however, that if (A) such notice relates to an event occurring subsequent to the date hereof in the Ordinary Course of Business of Buyers, (B) Buyers acknowledge in such notice that Parent has the right to terminate this Agreement pursuant to Section 9.1(b) as a result of the information disclosed in the notice, and (C) Parent does not exercise such right prior to the Closing, then the information disclosed in such notice shall constitute an amendment of the Buyer Disclosure Schedule and the representations, warranties or statements of Buyers in this Agreement to which such information relates for purposes of Article VIII; and provided, further, that if (x) such notice relates to an event occurring subsequent to the date hereof in the Ordinary Course of Business of Buyers, (y) Buyers acknowledge in such notice that the Obligors (as defined in the Credit Agreement) are unable to execute and deliver the Credit Agreement at the Closing pursuant Section 7.3(e) because such event would cause the representations and warranties of the Obligors in the Credit Agreement to be untrue or inaccurate in any material respect as of the Closing Date, and (z) Seller executes and delivers the Credit Agreement at the Closing, then the information disclosed in such notice shall constitute an amendment of the applicable schedule, representations, warranties and statements of the Obligors in the Credit Agreement, as executed and delivered by the parties at the Closing, to which such information relates; or

(ii) Any failure of Buyers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

6.5 No Solicitation of Transactions.  Neither Seller, Parent nor any of their respective Affiliates will, directly or indirectly, through any officer, director or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person, firm or corporation other than Buyers with respect to a sale of any substantial portion of the property or assets (including the Purchased Assets) of Seller, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock or other equity interests of Seller, or the liquidation or similar extraordinary transaction with respect to Seller that may prevent or materially delay the performance by Seller of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby.  Seller will notify Buyers orally (within one Business Day) and in writing (as promptly as practicable) of all relevant terms of any proposals by a third party to do any of the foregoing which Seller or any of its Affiliates or any of their respective officers, directors, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters and, if such proposal is in writing, Seller will deliver to Buyers a copy of such inquiry or proposal.  Notwithstanding the foregoing, and for avoidance of doubt, nothing in this Agreement shall be deemed or interpreted to prohibit or limit the right and ability of Parent or any other Affiliate of Parent (other than Seller) and their representatives from (and the provisions of this Section 6.5 shall not apply to their) engaging in negotiations, providing information or entering into transactions that relate to any tender offer, sale of all or substantially all of the assets of, merger, or any other similar business transaction or reorganization (no matter how structured), of Parent or any other Affiliate of Seller, provided that any such negotiations, information or transaction fitting within this last sentence of this Section 6.5 do not diminish or otherwise adversely affect Buyers' rights under this Agreement.

6.6 Governmental Matters.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to (i) file any filings or notices required to be made or given with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, including those required by the TDOB or the SDDOB, and (ii) take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Entity that it may be required to give, make or obtain.

(b) In connection with the efforts referenced in Section 6.6(a), each Party shall use its commercially reasonable efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Parties informed in all material respects of any material communication received by such Party from, or given by such Party to, the TDOB, the SDDOB or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) unless designated as confidential by any such Governmental Entity or otherwise prohibited from doing so by any such Governmental Entity, permit the other Party to review any material communication given to it by, and consult with each other in advance of any meeting or conference with, the TDOB, the SDDOB or any other Governmental Entity in connection with any proceeding by a private party.  Each Party shall coordinate and cooperate fully with the other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable notice or waiting periods.

(c) If any objections are asserted with respect to the transactions contemplated hereby or if any suit is instituted by the TDOB, the SDDOB or any other Governmental Entity or any private party challenging any of the transactions contemplated hereby, each of the Parties shall use its commercially reasonable efforts to resolve such objections or challenge as such Governmental Entity or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement and the Additional Documents.

(d) Notwithstanding anything to the contrary in this Section 6.6, a Party shall not be obligated to take any action pursuant to this Section 6.6 if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely (i) to adversely impact the economic or business benefits of the transactions contemplated hereby or (ii) to result in an order (A) prohibiting or limiting the ownership or operation by any Buyer of any portion of the Transferred Business or the Purchased Assets or compelling any Buyer to dispose of or hold separate any of the business or assets of such Buyer or its Affiliates or any portion of the Transferred Business or Purchased Assets as a result of the transactions contemplated hereby, or (B) prohibiting any Buyer from effectively controlling in any material respect the Transferred Business or other operations of Seller as acquired hereunder.

6.7 Transfer of Custodial Rights.

(a) Seller shall use its commercially reasonable efforts to obtain the Qualified Plan Consents at its sole cost and expense on or prior to the Closing.  During the period beginning on the Closing Date and continuing until the date that is 60 days after the Closing Date (the "QP Consent Deadline"), the Parties shall, in accordance with Section 2.5, cooperate to obtain any Qualified Plan Consent not obtained on or prior to the Closing Date and to provide Buyers the benefit under the QP Admin Services Agreement to which such consent relates.  If and to the extent that any Qualified Plan Consent is not obtained on or prior to the QP Consent Deadline, (i) the applicable Party shall exercise its right to terminate the QP Admin Services Agreement to which such QP Consent relates and, if applicable, the related QP Custodial Agreement, in accordance with the terms of such agreements, and (ii) the Purchase Price shall be adjusted as provided in Section 3.6.

(b) Without limiting any other provision of this Agreement, Seller shall, in accordance with the Transfer Instructions, take all steps and shall execute and deliver (or shall have executed and delivered) all such agreements, letters or other documents as are set forth in the Transfer Instructions or are reasonably requested by either Buyer to effect the transfer of the Custodial Agreements (and the related Custodial Assets) from Seller to the applicable Buyer such that, after the Closing Date, the applicable Buyer has all of the Custodial Rights, the Custodial Assets, the Custodial Files and any and all assets and rights necessary to perform its obligations under the Custodial Agreements as of the Closing Date.   Without limiting any other provision of this Agreement, Buyers shall, in accordance with the Transfer Instructions, take all steps and shall execute and deliver (or shall have executed and delivered) all such agreements, letters or other documents as are set forth in the Transfer Instructions or are reasonably requested by Seller to take possession of the Custodial Agreements (and the related Custodial Assets) at the Closing and to acknowledge receipt of the Custodial Rights, the Custodial Assets, the Custodial Files and any and all other assets and rights transferred in connection therewith.

(c) Seller and Buyers agree to take all such actions as are required, in accordance with the Transfer Instructions and this Section 6.7, to change the named party on documents related to the Custodial Assets that are currently in the name of Seller in its capacity as custodian.  From time to time following the Closing, Buyers shall take all reasonable action necessary to re-register each of the Custodial Assets in the name and under the taxpayer identification number of the appropriate Buyer.  Buyers shall use their reasonable best efforts to complete such re-registration within one year after the Closing Date.  All costs associated with such re-registration shall be borne by Buyers.  In addition, from time to time after the Closing, at the request of either Buyer, Seller shall execute one or more powers of attorney appointing such Buyer as its attorney-in-fact to execute and deliver any assignments, applications or other instruments necessary to transfer any Custodial Assets registered in the name of Seller as custodian on behalf of any customer.

(d) Seller shall be responsible for all costs of compliance related to the operation of the Transferred Business and the Purchased Assets prior to the Closing Date.  Buyers shall be responsible for all costs of compliance related to the operation of the Transferred Business and the Purchased Assets on and after the Closing Date. After the Closing Date, Seller shall be responsible for complying with all reporting and compliance obligations under the Custodial Agreements with respect to the period on or prior to the Closing Date, including pursuant to Regulation AB under the Exchange Act and matters relating to IRS Forms 1098 and 1099.

6.8 Reasonable Efforts; Cooperation.  Each Party to this Agreement will (a) execute and deliver such other documents as any other Party may reasonably request, (b) use its reasonable, good faith efforts to perform its obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or Applicable Requirements, to obtain all consents and give all notices required as described in Sections 4.4 and 6.7 of this Agreement and in Section 4.14(a) and 4.15(d) of the Disclosure Schedule, obtain any regulatory approvals and satisfy all conditions to its respective obligations under this Agreement and to cause the transactions contemplated by this Agreement to be effected on or prior to May 15, 2009, in accordance with the terms of this Agreement, and (c) cooperate fully with each other Party hereto and such Party's respective officers, directors, employees, agents, counsel, accountants and other designees to obtain the full benefit of this Agreement.

6.9 Further Assurances.  From and after the Closing, each Party shall execute and deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as a Party may reasonably request of the other in order to effectuate the purposes of this Agreement and the Additional Documents and to carry out the terms hereof and thereof.  If for any reason, Seller does not or is unable to execute such further documents within ten days of a Buyer's written request, Seller hereby irrevocably appoints such Buyer as its attorney-in-fact (which appointment is coupled with an interest) to execute and deliver any assignments, applications or other instruments as shall be necessary to effectuate the purposes of this Agreement and the Additional Documents and to protect and vest title in and to the Purchased Assets.

6.10 Public Announcements.  Subject to their respective legal obligations, the Parties shall consult with one another regarding the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.  Buyers acknowledge that Parent will be required to prepare and file notice of the transactions contemplated by this Agreement, including a copy of this Agreement, in the form of a Current Report on Form 8-K with the Securities and Exchange Commission; provided, that, prior to the filing of such report, Parent shall consult with Buyers with respect to such filing and shall afford Buyers reasonable opportunity to comment thereon.

6.11 Employee Matters.  Effective as of the Closing, an applicable Buyer shall, subject to such Buyer's standard policies and procedures applicable to new hires, make an offer of at-will employment to each of Seller's employees designated on Schedule 6.11, which shall be delivered by ETC to Seller within 15 days after the date hereof and which may be updated prior to the Closing by the mutual agreement of ETC and Seller, excluding any such employees on short-term disability, on long-term disability, or on non-medical leave of absence, or who are consultants, independent contractors providing individual services, agents or directors, or those who have terminated from Seller's employment prior to the Closing (employees of Seller who accept such offers are, as of the time they first perform services for the applicable Buyer, referred to herein as the "Transferred Employees"). The initial compensation, hours, duties and working conditions of such Transferred Employees' employment with the applicable Buyer shall be substantially equivalent (in the aggregate) to the compensation, hours, duties and working conditions of such employees' employment with Seller as of the date of this Agreement.  Seller shall terminate the employment of the Transferred Employees effective immediately before the Closing.  Buyers may terminate at any time after the Closing the employment of any Transferred Employee.  Seller will not take any action which would impede, hinder, interfere or otherwise compete with Buyers' effort to hire any Transferred Employees, and Seller hereby consents to the hiring of any such employees by Buyers and waives, with respect to the employment by Buyers of such employees, any claims or rights Seller may have against Buyers or any such employee under any non-competition, confidentiality or employment agreement.  No Buyer shall assume responsibility for any Transferred Employee until such employee commences employment with such Buyer.  For purposes of the plans, programs and arrangements of Buyers relating to compensation and employee benefits, each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited at the Closing Date for purposes of eligibility and vesting only and not for purposes of benefit service and accrual.  Each Transferred Employee shall cease participation in all Seller Benefit Plans on the Closing Date.  Any and all liabilities relating to or arising out of the employment or cessation of employment of any employee of Seller (whether or not a Transferred Employee) on or prior to the close of business on the Closing Date shall be the sole responsibility of Seller.  Seller shall retain all liability for providing and administering all required notices and benefits under COBRA with respect to the Transferred Employees and their dependents and all other current and former employees of Seller and their dependents.  This Section 6.11 is solely for purposes of defining the obligations between Buyers and Seller concerning the employees of Seller who are employed solely in connection with the Transferred Business immediately prior to the Closing Date and shall in no way be construed as creating any employment or other contract between Buyers and any such person or as restricting the right of Buyers to terminate or change the terms and conditions of the employment of a Transferred Employee who becomes an employee of either Buyer.  Nothing herein is intended to, and shall not be construed to, create any third party beneficiary rights of any kind or nature, including the right of any Transferred Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with Buyers or any of their Affiliates.  Seller shall be solely responsible for any notices required to be given under, and to otherwise comply with, WARN or similar Applicable Laws of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by Seller with respect to its employees on or before the Closing.  Buyers shall be solely responsible for any liability that may arise under WARN as a result of any actions taken by Buyers after the Closing Date.

6.12 Restrictive Covenants.

(a) At all times after the date hereof, Seller, Parent, and Seller's and Parent's agents and representatives and all of their respective Affiliates, shall hold in confidence and not disclose, publish or make use of, without the prior written consent of Buyers, all trade secrets, know-how, technology and other confidential information with respect to Seller, and shall not disclose, publish or make use of such trade secrets, know-how, technology and other confidential information at any time after the date hereof without the prior written consent of Buyers or unless such disclosure is required by Applicable Law or any Governmental Entity.  Nothing in this Agreement shall diminish the rights of Buyers regarding the protection of trade secrets, know-how, technology and other confidential information and Seller Intellectual Property pursuant to Applicable Law.

(b) Seller and Parent acknowledge that to protect adequately the interest of Buyers in the Purchased Assets, it is essential that any noncompete covenant with respect thereto cover Seller, Parent and their Affiliates with respect to Competitive Activities.  In consideration of the foregoing, and of the Purchase Price payable by Buyers pursuant to Article III, Seller and Parent, on behalf of themselves and each corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other entity that is, or in the future may be, under the control of Parent, shall not, during the five-year period beginning as of the Closing Date:

(i) directly or indirectly, whether as an owner, shareholder, member, investor, partner, joint venturer, licensor, financier, operator, consultant, employee, agent, distributor, independent contractor, participant, creditor or otherwise, invest in (other than ownership as a passive investor of less than two percent of the voting stock of a company listed on a national stock exchange), own, manage, operate, control or participate in the ownership, management, operation, control of, or act as a consultant to, be associated with, lend its or their name or any trade name to, any of its or their credit to, or otherwise render services or advice to or on behalf of, any business that engages in any Competitive Activity; provided, however, that nothing in this clause shall restrict Parent or its Affiliates from providing banking or lending services in the Ordinary Course of Business (excluding, for the avoidance of doubt, any services referred to in Section 6.12(c)(ii));

(ii) directly or indirectly solicit or attempt to solicit business patronage from or call on any customers or referral sources or prospective customers or prospective referral sources of the Transferred Business or otherwise interfere or attempt to interfere in any way with any of Buyer's or any of Buyer's Affiliates' relationships with its employees, officers, directors, members, managers, partners, shareholders, sales representatives, agents, customers, vendors, referral sources, independent contractors or others after the Closing Date; provided, however, that the following shall not constitute a violation of this Section 6.12(b)(ii): (A) solicitations included in Seller's, Parent's or their Affiliates' general advertisements or other general marketing efforts, and (B) direct or indirect solicitations of banking or lending services of Parent or its Affiliates in the

Ordinary Course of Business (excluding, for the avoidance of doubt, any services referred to in Section 6.12(c)(ii)) to customers or prospective customers of the Transferred Business who also have an active account with Parent or its Affiliates as of the Closing Date (for purposes of this clause 6.12(b)(ii), (x) a "customer of the Transferred Business" is any Person who has a Custodial Account or QP Admin Services Agreement with Seller as of the Closing Date, (y) a "referral source of the Transferred Business" means any Person who has referred to Seller 10 or more Custodial Accounts during any 12-month period over the 60-month period ending the last full calendar month preceding the month during which the Closing occurs, and (z) "prospective customer" and "prospective referral source" mean any potential customer or potential referral source of the Transferred Business who Seller, as part of its marketing or sales efforts, is actively soliciting as of the Closing Date); or

(iii) directly or indirectly, except as expressly permitted by the applicable Buyer or its successors or assigns in advance in writing, solicit any Transferred Employee to leave the employ of any Buyer or such Buyer's successors or assigns; provided, however, that solicitations included in Seller's, Parent's or their Affiliates' general advertisements or other general marketing efforts shall not constitute a violation of this Section 6.12(b).

(c) For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that the following shall not constitute activities that violate the covenants of Seller and Parent in Section 6.12(b)(i):

(i) providing custody and administration services of individual retirement accounts and other personal custodial accounts where the sole investment alternatives are comprised of publicly traded securities, certificates of deposits, money market accounts or obligations of the United States or any government sponsored agencies;

(ii) providing securities clearing services and related services, including acting as an escrow agent for securities clearing firms; provided, however, that such services shall not include (A) acting as a custodian or trustee for self-directed individual retirement accounts or qualified retirement plan accounts through which the accountholder invests in Non-Traditional Assets unless (x) Seller, Parent or the applicable entity offers to ETC the right to perform such custodial or trustee services on market terms and conditions for such services and (y) ETC does not exercise such right within a reasonable time period after it receives such offer; or (B) active solicitation of retail self-directed individual retirement accounts or qualified retirement plan accounts in which customers have the ability to invest through such accounts in Non-Traditional Assets;

(iii) providing life settlement, viatical settlement or escrow-related custodial or trust services;

(iv) the custodial or administration services (the "Subject Business") of any business that is acquired by Parent or any of its Affiliates after the Closing, including any securities clearing business (but in the case of any such securities clearing business, subject to the proviso of Section 6.12(c)(ii) above) (an "Acquired Business"); provided, however, that if the aggregate revenues from Competitive Activities of such Acquired Business for the fiscal year ending prior to the completion of such acquisition are in excess of 10% of the aggregate revenues of the Acquired Business for such fiscal year, then Parent and Seller shall use their commercially reasonable efforts to sell or agree to sell that portion of the Acquired Business comprising such Competitive Activities within one year after such acquisition;

(v) the Subject Business of any Person that purchases or acquires control of Parent or any of its Affiliates (other than Seller) after the Closing (whether such acquisition is through merger, stock sale, asset sale, or otherwise).

(d) Seller, Parent and their successors and assigns shall use their commercially reasonable efforts to cause all of their Affiliates not a party to this Agreement to comply with the restrictions of this Section 6.12.  Seller and Parent acknowledge and agree that Buyers' remedies at law for any violation or attempted violation of Seller's or Parent's obligations under this Section 6.12 would be inadequate and incomplete, and agree that in the event of any such violation, Buyers shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies that may be available to Buyers from time to time.

(e) If a judicial or arbitral determination is made that any of the provisions of this Section 6.12 constitutes an unreasonable or otherwise unenforceable restriction against Seller, Parent or their Affiliates, the provisions of this Section 6.12 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller, Parent or such Affiliate.  In this regard, the Parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any territory or portion thereof, any prohibited business activity or any time period from the coverage of this Section 6.12 and to apply the provisions of this Section 6.12 to the remaining portion of the covered territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority.

6.13 Certain Tax Matters.

(a) Buyers and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Purchased Assets as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any audit and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.  Buyers and Seller agree to retain or cause to be retained all books and records pertinent to the Purchased Assets until the applicable period for assessment under Applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Entity.

(b) Buyers and Seller anticipate that no excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, "Transfer Taxes") will be due as a result of this Agreement or the transaction contemplated hereby.  If any Transfer Taxes are incurred in connection with the transactions contemplated by this Agreement, then such Transfer Taxes shall be borne by Seller.  Buyers and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.  The Party that is required by Applicable Law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as necessary.

                                (c) Buyers and Seller agree to utilize or cause their respective Affiliates to utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

(d) Buyers and Seller agree that any indemnity payments made under Article VIII will be treated as an adjustment in the Purchase Price for federal, state, local and foreign income tax purposes unless otherwise specifically required by applicable Tax law.

6.14 Use of Names.  Seller and Parent shall (a) amend Seller's articles of association and take all other actions necessary to change Seller's name to one sufficiently dissimilar to "Sterling Trust Company", in Buyers' reasonable judgment, to avoid confusion promptly following the Closing Date, but not later than five Business Days after the Closing Date, and (b) take all other actions reasonably requested by Buyers from time to time after the Closing to enable Buyers or Buyers' Affiliates to have exclusive use of Seller's present name or any derivative trade name thereof as promptly as practicable.

6.15 Maintenance of Insurance. Seller and/or Parent, at its sole cost and expense, shall maintain and renew its current errors and omissions (i.e., banker's professional and trust liability and fiduciary) insurance policies such that such policy shall remain in effect, without interruption, through and until the third (3rd) anniversary of the Closing Date, or, in the alternative, obtain and maintain errors and omissions tail insurance coverage with respect to the operation of the Transferred Business prior to the Closing Date written by an insurance company reasonably acceptable to ETC and in such amounts and under such terms and conditions reasonably satisfactory to ETC, but in no event for a term (with available renewals) that ends prior to the third (3rd) anniversary of the Closing Date. If any renewal or replacement policy is not obtained as required herein, Buyers are authorized to obtain the same in Seller's and/or Parent's name and at Seller's and/or Parent's expense.

6.16 Transitional Services.  The Parties acknowledge that certain administrative operations of Seller relate to or are used by both the Transferred Business and the Excluded Business.  Certain of such operations will be acquired by Buyers pursuant to this Agreement, while other such operations will be retained by Seller.  In order to promote the orderly transition of the Transferred Business from Seller to Buyers, to the extent requested in writing prior to the Closing by Buyers, on the one hand, or Seller, on the other hand: (a) Seller shall continue to provide for Buyers those services that are reasonably necessary for Buyers to conduct the Transferred Business following the Closing, including those services set forth on Schedule 6.16(a), and (b) Buyers shall provide those services for Seller that are reasonably necessary for

Seller to conduct the Excluded Business following the Closing, including, without limitation, those services set forth on Schedule 6.16(b) (collectively, the "Transitional Services").  Each Party’s obligation to provide Transitional Services shall terminate twelve months after the Closing Date or such earlier time as the Party receiving such services can assume responsibility therefor in an orderly manner.  The Party receiving Transitional Services shall reimburse the Party providing such services for the costs and expenses reasonably incurred in providing such services (including an hourly fee for each employee who provides Transitional Services); provided, however, that such costs and expenses shall not include any fee, service charge or other profit consideration.

ARTICLE VII
CLOSING

7.1 The Closing.  The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at a time and on a date to be specified by Buyers and Seller (the "Closing Date"), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Section 7.4, 7.5 and 7.6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Baker & Hostetler LLP, 3200 National City Center, 1900 East 9th Street, Cleveland, Ohio 44114, or remotely by electronic exchange of documents and signatures.

7.2 Deliveries by Seller and Parent.  At the Closing, in addition to any other documents specifically required to be delivered pursuant to the terms of this Agreement, Seller and Parent shall deliver or cause to be delivered to Buyers:

(a) One or more General Conveyance, Assignment and Bills of Sale, in the form attached hereto as Exhibit C, executed by Seller;

(b) One or more Assignment and Assumption Agreements, in the form attached hereto as Exhibit D, executed by Seller;

(c) A certified copy of the resolutions of the board of directors and sole stockholder of Seller, and of the board of directors of Parent, in each case authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d) Pay-off letters, lien discharges, releases of guarantees and any other documents as are reasonably requested by Buyers in order to release any Liens other than Permitted Liens against the Purchased Assets simultaneously with the Closing;

(e) A certificate of non-foreign status pursuant to Treasury Regulations Section 1.1445-2(b) from Seller;

(f) An Amended and Restated Subaccounting Agreement, substantially in the form attached hereto as Exhibit E (the "Subaccounting Agreement"), dated the Closing Date and duly executed by Parent or an Affiliate of Parent;

(g) A Loan and Security Agreement, substantially in the form attached hereto as Exhibit F (the "Credit Agreement"), dated the Closing Date and duly executed by Seller as the lender thereunder, together with all other Financing Documents to be executed or delivered by Seller or any of its Affiliates, dated the Closing Date and duly executed by Seller or such Affiliate, as applicable, assuming all conditions set forth in Section 3.1(a) of the Credit Agreement have been satisfied or waived on or before the Closing Date; and

(h) Such other separate instruments of sale, assignment or transfer that Buyers may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Purchased Assets.

7.3 Deliveries by Buyers.  At or prior to the Closing, the applicable Buyer shall deliver or cause to be delivered to Seller and Parent:

(a) The Estimated Purchase Price in accordance with Section 3.1, less the amount of the $2,000,000 good faith deposit paid to Seller (the "Good Faith Deposit") (or applicable portion thereof remaining in the interest bearing escrow account) in connection with the execution of the letter of intent with respect to the transactions contemplated hereby, plus all interest accrued thereon;

(b) A certified copy of the resolutions of the Board of Directors of each of the Buyers, authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated hereby;

(c) The Assignment and Assumption Agreements, dated the Closing Date and duly executed by the applicable Buyer;

(d) The Subaccounting Agreement, dated the Closing Date and duly executed by ETC, Texas Admin and Equity Administrative Services, Inc.;

(e) The Credit Agreement, dated the Closing Date and duly executed by Buyers as co-borrowers thereunder, together with all other Financing Documents (including the disclosure schedules to the Credit Agreement, after giving effect to Section 6.4(c)(i)) to be executed or delivered by Buyers or any of their Affiliates, dated the Closing Date and duly executed by Buyers or such Affiliates, as applicable, assuming the representations and warranties of the Obligors set forth in the Credit Agreement, after giving effect to Section 6.4(c)(i), are true and correct as of the Closing Date; and

(f) Such other instruments or documents as Seller and Parent may reasonably deem necessary or appropriate in order to perfect, confirm or evidence the transfer of title to Buyers of all or any part of the Purchased Assets.

7.4 Conditions to Each Party's Obligations. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) Laws, Regulations and Injunction. No provision of any Applicable Law shall restrain, prevent, materially delay or restructure the transactions contemplated by this

Agreement. There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction (which for purposes of this Section 7.4(a) shall be deemed to include the Office of Thrift Supervision) to the effect that the purchase and sale of the Purchased Assets may not be consummated as provided in this Agreement, no proceeding or lawsuit will have been commenced by any such Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any such Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

(b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement (collectively, the "Governmental Consents") will have been obtained or made.

7.5 Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. Giving effect to Section 6.4(b)(ii), each of the representations and warranties of Seller and Parent set forth herein shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date, and (ii) representations and warranties that are subject to Materiality Qualifiers shall be true and correct in all respects on the date hereof and on and as of the Closing Date.

(b) Performance of Obligations. Seller and Parent shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date, including the delivery of all the agreements, documents and other instruments required by Section 7.2.

(c) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Seller.

(d) Seller and Parent Certificate. Seller and Parent shall each have furnished Buyers with a certificate dated the Closing Date and signed by Seller or Parent, as applicable, to the effect that the conditions set forth in Sections 7.5(a), (b) and (c) have been satisfied.

(e) Consents. Seller shall have obtained and delivered to Buyers the written consents (or waivers with respect to thereto) as described in Section 4.4 of this Agreement and in Section 4.14(a) of the Disclosure Schedule (and all such consents and waivers shall be in full force and effect).

7.6 Conditions to Obligations of Seller and Parent. The obligations of Seller and Parent to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Buyers set forth herein shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, except that (i) representations and warranties made as of a specified date need be true and correct only as of the specified date, and (ii) representations and warranties that are subject to Materiality Qualifiers shall be true and correct in all respects on the date hereof and on and as of the Closing Date.

(b) Performance of Obligations by Buyers. Buyers shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date, including the delivery of all the agreements, documents and other instruments required by Section 7.3.

(c) No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect with respect to any of the Buyers.

(d) Buyers Certificate. Buyers shall have furnished Seller with a certificate dated the Closing Date and signed on their behalf, to the effect that the conditions set forth in Sections 7.6(a), (b) and (c) have been satisfied.

(e) Consents. Buyers shall have obtained and delivered to Seller the written consents (or waivers with respect to thereto) as described on Section 5.3 of the Buyer Disclosure Schedule and shall have delivered any assignment and assumption agreements, consent and non-disturbance and attornment agreements as may be reasonably requested by the landlords of the Leased Real Property.

ARTICLE VIII
INDEMNIFICATION

8.1 Survival of Representations, Warranties and Agreements.  Subject to the limitations set forth in Section 8.6 below, and notwithstanding any investigation conducted at any time by or on behalf of any Party, all representations, warranties, covenants and agreements of the Parties in this Agreement and in any other agreements, documents or certificates executed or delivered by the Parties pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (the "Additional Documents") shall survive the execution, delivery and performance of this Agreement and the Additional Documents.  With respect to the representations and warranties contained in this Agreement:

(a) the representations and warranties of Seller and Parent set forth in Section 4.2 (Authorization), Section 4.13 (Title and Condition) and 4.15(a) (Intellectual Property), but in the case of Sections 4.13 and 4.15(a), only as they relate to title (collectively, the "Core Representations"), and the representations and warranties of Buyers set forth in Section 5.2 (Authorization), shall survive until the expiration of the applicable statute of limitations relating to such matters;

(b) the representations and warranties of Seller and Parent set forth in Section 4.10 (Employee Benefit Plans) and Section 4.11 (Taxes) shall survive until 90 days following expiration of the applicable statutes of limitation relating to such matters; and

(c) all other representations and warranties of Seller and Parent set forth in Article IV, and all other representations and warranties of Buyers set forth in Article V, shall survive for 18 months following the Closing Date.

Notwithstanding the foregoing, if, prior to the expiration of any representation or warranty as provided above, an Indemnifying Party is notified of a claim for indemnity hereunder and such claim has not been finally resolved or disposed of at such date of expiration, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.  This Section 8.1 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Closing, all of which shall survive the Closing.
8.2 Indemnification Obligations of Seller and Parent.  From and after the Closing, Seller and Parent will jointly and severally indemnify, defend and hold harmless Buyers, their respective Affiliates, each of their respective officers, directors, employees, agents and representatives and each of their heirs, executors, successors and assigns (collectively, the "Buyer Indemnified Parties") from, against and in respect of any and all losses, liabilities, damages, demands, lost profits, claims, suits, actions, judgments or causes of action, assessments, costs and expenses (including interest, penalties, reasonable attorneys' fees and any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim), and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of or arising from any of the following:

(a) any inaccuracy in or breach or nonfulfillment of any of the representations or warranties made by Seller and Parent in this Agreement or in the Additional Documents;

(b) any breach or non-performance of any covenant, agreement or undertaking made by Seller or Parent in this Agreement or in the Additional Documents;

(c) any Retained Liability;

(d) any action or omission of Seller or Parent or any of their predecessors in relation to its operation of the Transferred Business (but not the condition of the Transferred Business or any of the assets comprising a part thereof) occurring prior to the Closing Date, regardless of any claim that any liabilities or obligations arising from such actions or omissions can, under Applicable Law, be asserted against any Buyer by virtue of such Buyer's operation of the acquired businesses or ownership of the Purchased Assets; or

(e) any claim by any customer or former customer of the Transferred Business relating to any investment made or requested by such customer to be made through such customer's Custodial Account prior to the Closing Date, even if (i) the funding of such investment occurs on or after the Closing Date pursuant to a request made prior to the Closing

Date, (ii) such investment continues through the Closing Date or (iii) the facts or circumstances giving rise to the claim first arise or are first discovered on or after the Closing Date; provided, however, that Seller and Parent shall have no indemnification obligation under this Section 8.2(e) to the extent any such claim directly relates to or arises from the negligence of Buyers in their performance of their respective obligations to customers with respect to such investment, or from a breach of a legal duty or obligation of Buyers with respect to such investment.

The Damages of the Buyer Indemnified Parties described in this Section 8.2 as to which the Buyer Indemnified Parties are entitled to indemnification are collectively referred to herein as the "Buyer Losses."

8.3 Indemnification Obligations of Buyers.  From and after the Closing, Buyers will jointly and severably indemnify, defend and hold harmless Seller and Parent and their respective Affiliates and each of their officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns (collectively, the "Seller Indemnified Parties") from, against and in respect of any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of or arising from any of the following:

(a) any inaccuracy in or breach or nonfulfillment of, or any alleged inaccuracy in or breach or nonfulfillment of, any of the representations or warranties made by any Buyer in this Agreement or in the Additional Documents;

(b) any breach or non-performance of, or any alleged inaccuracy in or breach or nonfulfillment of, any covenant, agreement or undertaking made by any Buyer in this Agreement or in the Additional Documents;

(c) any Assumed Liability;

(d) any action or omission of any Buyer or any of their successors in relation to its operation of the Transferred Business occurring after to the Closing Date (including acts or omissions by Buyers in connection with any Restricted Contract (whether on behalf of Seller or otherwise) or actions taken in connection with providing Buyers the benefit of any Restricted Contract under Section 2.5), regardless of any claim that any liabilities or obligations arising from such actions or omissions can, under Applicable Law, be asserted against Seller by virtue of Seller's operation of the acquired businesses or ownership of the Purchased Assets prior to the Closing Date; or

(e) any claim by any customer or former customer of the Transferred Business relating to any investment made or requested by such customer to be made through such customer's Custodial Account on or after the Closing Date, even if (i) such investment was available prior to the Closing Date or (ii) the facts or circumstances giving rise to the claim first arose or were first discovered prior to the Closing Date; provided, however, that Buyers shall have no indemnification obligation under this Section 8.3(e) to the extent any such claim directly relates to or arises from the negligence of Seller or Parent in their performance of their respective obligations to customers with respect to such investment, or from a breach of a legal duty or obligation of Seller or Parent with respect to such investment.

The Damages of the Seller Indemnified Parties described in this Section 8.3 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Seller Losses."

8.4 Materiality.  If a representation or warranty contained herein is qualified by reference to the word "material" or "materially" or the phrase "Material Adverse Effect," (collectively, the "Materiality Qualifiers"), such representation or warranty shall be deemed to be inaccurate or breached for purposes of this Article VIII (and Buyer Losses or Seller Losses, as the case may be, shall be deemed suffered or incurred) only if the amount of Damages relating to or resulting from the facts or circumstances (or series of related facts or circumstances) giving rise to the breach or inaccuracy exceeds $15,000.

8.5 Indemnification Procedures.

(a) Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any Action with respect to which such Indemnified Party may be entitled to seek indemnification pursuant to this Article VIII, such Indemnified Party shall notify the party from whom such indemnification is sought (the "Indemnifying Party") promptly following the Indemnified Party's receipt of such complaint or of notice of the commencement of such Action; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement with respect to such claim unless, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten days thereafter resulting from such Action, to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  If, however, the Indemnifying Party declines or fails to assume the defense of the Action on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten day period, then such Indemnified Party may employ counsel to represent or defend it in any such Action and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred.  In any Action with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense thereof, will have the right to participate in such matter and to retain its own counsel at such Party's own expense.  The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim.  An Indemnifying Party may not, without the prior written consent of the

Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

8.6 Liability Limits.

(a) The Buyer Indemnified Parties shall not be entitled to indemnification for Buyer Losses pursuant to Section 8.2(a) unless and until the aggregate amount of such Buyer Losses exceeds $250,000, in which event the Buyer Indemnified Parties may only claim indemnification for such Buyer Losses that exceed $250,000; provided, however, that the foregoing limitation shall not apply to any breach of any Core Representation, the S.P.A.R.K. Representation or the representations and warranties set forth in Section 4.25 (Brokers, Finders and Investment Bankers).

(b) Notwithstanding anything to the contrary set forth herein, the maximum aggregate liability of Seller and Parent for Buyer Losses with respect to claims for indemnification pursuant to Section 8.2(a) shall be 35% of the Purchase Price; provided, however, that the foregoing limitation shall not apply to any breach of any Core Representation, which shall be limited to the Purchase Price.  In addition, notwithstanding anything to the contrary set forth herein, the maximum aggregate liability of Seller and Parent for Buyer Losses with respect to claims for indemnification pursuant to Section 8.2(a) for breach of the S.P.A.R.K. Representation shall be $3,000,000.

(c) Notwithstanding anything to the contrary set forth herein, the maximum aggregate liability of Parent for Buyer Losses with respect to claims for indemnification (i) pursuant to Section 8.2(a) or (ii) pursuant to Sections 8.2(b) through (e) for any breach, non-performance, action or omission by Seller or any of its predecessors shall be the Purchase Price.  For the avoidance of doubt, this clause (c) shall in no event limit any liability of Seller under this Article VIII or limit any liability of Parent under this Article VIII for Buyer Losses with respect to claims for indemnification pursuant to Sections 8.2(b) through (e) for any breach, non-fullfillment, action or omission by Parent (as opposed to Seller) or any of its predecessors (other than Seller, to the extent, if any, Seller is deemed a predecessor of Parent for any reason).

(d) The amount for which any Indemnifying Party shall be liable under this Article VIII to an Indemnified Party shall be net of (i) any insurance proceeds received  by an Indemnified Party under insurance policies relating to such Damages (provided, however, that the Indemnified Party shall use commercially reasonable efforts to seek a claim or suit for any such proceeds to which it may be entitled under such insurance policies); and (ii) any net Tax benefit available to the Indemnified Party as a result of the Damages and any payments made by the Indemnifying Party to the Indemnified Party.

8.7 Exclusive Remedy.  Absent fraud and subject to the rights of the Parties described in Section 10.11 hereof, from and after the Closing, the indemnification provided pursuant to this

Article VIII shall be the sole and exclusive remedy hereto for any Damages as a result of, with respect to or arising out of the breach of this Agreement or any representation or warranty contained herein, any of the transactions or other agreements or instruments contemplated or entered into in connection herewith (including all exhibits, the Schedules, or any other schedule attached hereto or referenced herein), or any matter related to the Transferred Business.  In no event shall any Party be liable for any special or punitive damages or any damages that are remote or speculative such that Applicable Law would deny recovery for breaches of contract (except to the extent such Party suffers losses arising from any such damages awarded to a third party).  For the avoidance of doubt, Seller's remedies with respect to the Seller Financing and the Financing Documents are addressed separately in the Financing Documents and are not governed by this Article VIII or any other provision of this Agreement.  For the avoidance of doubt, Buyers shall have no right to set off any claims for indemnification under this Article VIII against the obligations owed by Buyers in connection with the Seller Financing.

ARTICLE IX
TERMINATION

9.1 Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a) in writing by mutual consent of the Parties;

(b) by written notice from Parent to Buyers, if any Buyer (i) fails to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations and warranties contained in this Agreement, which failure or breach is not cured within ten days after Parent has notified Buyers of its intent to terminate this Agreement pursuant to this subparagraph (b);

(c) by written notice from Buyers to Parent, if Seller or Parent (i) fails to perform in any material respect its covenants or agreements contained in this Agreement and required to be performed on or prior to the Closing Date or (ii) materially breaches any representations and warranties contained in this Agreement, which failure or breach is not cured within ten days after Buyers have notified Parent of its intent to terminate this Agreement pursuant to this subparagraph (c);

(d) by written notice by Parent and Seller to Buyers, or Buyers to Parent and Seller, as the case may be, if the Closing has not occurred on or prior to June 30, 2009 (the "Drop Dead Date") for any reason other than delay or nonperformance of the Party seeking such termination; provided, however, that if any Governmental Consent has not been obtained by such date, then the Drop Dead Date shall be automatically extended to July 31, 2009 or such later date as mutually agreed to in writing by ETC and Parent;

(e) by either Buyers or Parent if there shall be any Applicable Law that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or other Governmental Entity having competent jurisdiction; or

(f) by written notice by Parent to Buyers in the event that the Estimated Purchase Price (as defined and determined pursuant to Section 3.4(a) and as adjusted pursuant to Section 3.5(a)) is less than $55,000,000.

9.2 Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of either Party (or any owner, stockholder, member, director, officer, employee, agent, consultant or representative of such Party) to the other Party to this Agreement; provided, that if such termination results from the (a) willful failure of any Party to fulfill a condition to the performance of the obligations of the other Parties, (b) willful failure by any Party to perform a covenant of this Agreement or (c) willful breach by any Party of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all Damages incurred or suffered by the other Party or Parties as a result of such failure or breach. The provisions of Sections 6.11, 9.3, 10.1 and 10.10 shall survive any termination hereof pursuant to Section 9.1.

9.3 Expenses; Return of Good Faith Deposit.

(a) Except as otherwise expressly provided herein, Buyers will pay their own Expenses and Seller and Parent will pay their own Expenses, whether or not the transactions contemplated hereby are consummated.

(b) Parent and Seller shall reimburse Buyers for all of their Expenses incurred prior to termination in the event of the termination of this Agreement by Buyers pursuant to Section 9.1(c)(ii) as a result of a breach of the representations and warranties set forth in the last sentence of Section 4.2.  Buyers shall reimburse Parent and Seller for all of their Expenses incurred prior to termination in the event of the termination of this Agreement by Parent pursuant to Section 9.1(b)(ii) as a result of a breach of the representations and warranties set forth in the last sentence of Section 5.2.  The Expenses payable pursuant to this Section 9.3(b) shall be paid by wire transfer of same-day funds within 10 Business Days after demand therefor following the occurrence of the termination event giving rise to such payment obligation.

(c) Parent and Seller shall return the Good Faith Deposit, together with all interest accrued thereon, to ETC by wire transfer of same-day funds in the event of any termination of this Agreement:

(i) pursuant to Sections 9.1(a), 9.1(c), 9.1(e) or 9.1(f);

(ii) by Parent or Seller pursuant to Section 9.1(d); or

(iii) by Buyers pursuant to Section 9.1(d) if, at the time of such termination, any of the conditions set forth in Sections 7.4 or 7.5 have not been satisfied.

Any payment required under this Section 9.3(c) shall be made by wire transfer of same-day funds within three Business Days after the later of (x) the date of such termination and (y) July 31, 2009.

ARTICLE X
MISCELLANEOUS

10.1 Notices.  All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

To Buyers:                            Equity Trust Company
225 Burns Road
Elyria, OH 44035
Fax: (440) 323-4529
Attn:  Jeffrey A. Desich

with a copy to:                      Baker & Hostetler LLP
3200 National City Center
1900 E. 9th St.
Cleveland, OH 44114-3485
Fax: (216) 696-0740
Attn: Matthew D. Graban
To Seller
   or Parent:                            United Western Bancorp, Inc.
700 17th Street, Suite 2100
Denver, CO 80202
Fax: (720) 932-9737
Attn:  Scot T. Wetzel

with a copy to:                      Hunton & Williams LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Fax:  (214) 740-7147
Attn: T. Allen McConnell

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.  Any notice which is delivered personally or by telecopy transmission in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party or its agent.  Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

10.2 Schedules and Exhibits.  Subject to Section 8.7 hereof, the Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

10.3 Assignment; Successors in Interest; Amendment.  No assignment or transfer by any Party of such Party's rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided, however, that any Party may, without the obligation to obtain the prior written consent of any other Party to this Agreement, assign this Agreement or all or any part of its rights hereunder to any one or more of its Affiliates or to any acquiror of all or substantially all of the assets or equity interests of such Party or such Affiliate or as collateral to secure any financing (provided that this proviso shall only be available to Buyers with respect to an assignment to an acquiror of all or substantially all of the assets or equity interests of Buyers so long as all amounts owed by Buyers under the Seller Financing have been paid in full or will be paid in full at the closing of such acquisition).  This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

10.4 Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

10.5 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

10.6 Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

10.7 No Third Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

10.8 Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

10.9 Integration.  This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement, and constitute the entire agreement between the Parties.
10.10 Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Ohio.  It is the intention of the Parties that this Agreement shall be deemed to have been entered into in Cuyahoga County, Ohio and that the laws of the State of Ohio should govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties.  The Parties agree that any action arising out of this Agreement shall be venued in a federal court located in, or otherwise having jurisdiction over Cuyahoga County, Ohio, and the Parties hereby consent to personal jurisdiction in such courts and such courts shall be the exclusive venue for actions arising out of this Agreement.  To the fullest extent permitted by law, the Parties hereby waive their respective rights to a trial by jury.  For the avoidance of doubt, the provisions of this Section 10.10 shall not apply to the Financing Documents.

10.11 Specific Performance and Other Remedies.  The Parties hereto acknowledge that the Transferred Business is unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law.  Accordingly, the Parties agree that each Party shall have the right to enforce its rights and the obligations of the other Parties hereunder by an Action or Actions for specific performance, injunctive or other equitable relief in addition to any other remedies permitted by this Agreement, including Article VIII hereof.  Notwithstanding any other dispute resolution provision in this Agreement, the Parties are free to seek temporary equitable relief to enjoin conduct causing irreparable harm and/or for the purpose of maintaining the status quo from any court of competent jurisdiction.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

SELLER	PARENT

STERLING TRUST COMPANY	UNITED WESTERN BANCORP, INC.

/s/ Paul T. Maxwell	/s/ Scot T. Wetzel
By: Paul E. Maxwell	By: Scot T. Wetzel
Its: Chief Executive Officer	Its: President & Chief Executive Officer

ETC	TEXAS ADMIN

EQUITY TRUST COMPANY	STERLING ADMINISTRATIVE SERVICES, LLC

/s/	/s/
By:	By:
Its:	Its:

[Signature page to Asset Purchase Agreement]